Exhibit 2.1
ASSET PURCHASE AGREEMENT
by and between
VIEWCAST.COM, INC.
and
ANCEPT MEDIA SERVER, LLC
Dated as of
March 5, 2009

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 5, 2009 by and between Ancept Media Server, LLC, a Minnesota limited liability company (“Seller”), and ViewCast.com, Inc., dba ViewCast Corporation, a Delaware corporation (“Buyer”).
RECITALS
WHEREAS, Seller is engaged in the Business (as defined in Exhibit A); and
WHEREAS, Buyer wishes to purchase and acquire from Seller, and Seller wishes to sell, assign and transfer to Buyer, the Acquired Assets, and Buyer has agreed to assume the Assumed Liabilities, all for the consideration, and upon the terms and subject to the conditions, herein set forth (the “Acquisition”).
NOW, THEREFORE, in consideration of the premises and of the representations, warranties and covenants hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Definitions. The definitions set forth in Exhibit A are incorporated herein by reference.
ARTICLE 2
BASIC TRANSACTION
2.1 Purchase and Sale of Acquired Assets and Liabilities. In consideration for the payment of the Purchase Price, as set forth in Article 3 (the “Purchase Price”), on the Closing Date, and subject to the terms of this Agreement, (A) Seller will sell and transfer to Buyer, or a wholly-owned subsidiary of Buyer designated by Buyer, certain of its operating assets, property, rights and good-will associated with, among other items, the name of Seller and Seller’s intellectual property necessary to operate the Business, including (i) the “Assets” as identified on Schedule 2.1(i) and (ii) the “Assumed Contracts” as identified on Schedule 2.1(ii) (the Assets and Assumed Contracts transferred at Closing are collectively referred to herein as the “Acquired Assets”) and (B) Buyer will assume and be obligated for the Assumed Liabilities as described in Section 2.3, but only to the extent specified therein. (Subject to Sections 2.2 and 2.4, the Acquired Assets and Assumed Liabilities transferred at Closing are collectively referred to herein as the “Acquired Assets and Liabilities”).
2.2 Excluded Assets. Notwithstanding anything herein to the contrary, the Acquired Assets and Liabilities will not include (A) any Acquired Assets and Liabilities for which a third party consent is required by this Agreement at Closing, where such third party consent is not obtained by the Closing, (B) any of the assets set forth in Schedule 2.2 or (C) any assets related to the Plans (collectively the “Excluded Assets”).

2.3 Assumption of Liabilities. Subject to the terms and conditions set forth herein, after the Closing Date, Buyer shall assume and agree to pay, honor, perform and discharge when due, and shall indemnify and hold Seller harmless with respect thereto all of the following liabilities, which, collectively shall be deemed the “Assumed Liabilities”:
(A) all liabilities of Seller to be performed after the Closing Date and listed on Schedule 2.3 that are assigned to Buyer at the Closing;
(B) all liabilities and obligations of Seller under the Assumed Contracts to be performed after the Closing Date (but excluding any performance obligations or monetary liabilities and obligations of Seller that were to be performed or paid by Seller prior to or on the Closing Date, with respect to which Seller shall indemnify and hold Buyer harmless) that are assigned to Buyer at the Closing; and
(C) except as set forth above, and except for the Excluded Assets and Excluded Liabilities, all liabilities and obligations after the Closing Date that relate to or arise out of the conduct of the Business after the Closing Date.
2.4 Excluded Liabilities. Except as specifically set forth in Section 2.3, Buyer shall not assume or in any way be responsible for, and Seller shall remain responsible for, any liabilities or obligations of Seller and shall indemnify and hold Buyer harmless with respect to such liabilities and obligations. Buyer shall only be responsible for the Assumed Liabilities and except for the Assumed Liabilities, Buyer does not and will not assume or become liable on any contract of Seller or for any actual or potential indebtedness, obligation or liability of Seller, including:
(A) any successor liability in tort or otherwise, including any such liability that may be incurred in connection with pending or threatened litigation, whether or not such liability is known, unknown or contingent, and Seller will continue to be solely responsible for and shall pay the same directly to the persons to whom the same are payable;
(B) any liability for Excluded Assets;
(C) any liability for Taxes relating to the Business, including the Acquired Assets and Liabilities, attributable to a period on or prior to the Closing Date, regardless of when such Taxes first became or become due;
(D) any liability for customer claims, including claims regarding the products and services delivered by Seller on or prior to the Closing Date;
(E) any Taxes imposed on Seller in connection with this Agreement and the transactions proposed hereby; and
(F) any liabilities, claims, damages and obligations of Seller to any of its or NASI’s current or former employees arising out of their employment with Seller, including any liabilities of Seller with respect to any retention, incentive or similar payments from Seller relating to the sale of the Acquired Assets, and all liabilities, claims, damages and obligations associated with the Plans.
Without limiting the generality of the foregoing provisions of this Section 2.4, except for the Assumed Liabilities, Buyer is not assuming, and Buyer is not responsible for, any obligations or liabilities of Seller, however arising, including those liabilities or obligations for Seller’s prior actions, product liability claims or customer claims attributable to a period on or prior to the Closing Date, and whether such liabilities or obligations are currently existing or hereafter arising or now known, foreseeable, unknown or unforeseeable. The liabilities that are excluded under this Section 2.4 are deemed “Excluded Liabilities.”

ARTICLE 3
CLOSING; PURCHASE PRICE AND ADJUSTMENT; POTENTIAL EARN-OUT
3.1 Closing. The closing (the “Closing”) of the purchase and sale of the Acquired Assets and Liabilities pursuant to this Agreement will take place as soon as possible after all conditions precedent set forth in Articles 9 and 10 have been satisfied, at the offices of Seller, on or before March 6, 2009, or at such other time or date as agreed among the parties (the “Closing Date”). If any of the conditions precedent set forth in Articles 9 and 10 have not been satisfied by March 6, 2009, either party shall have the right to extend the Closing Date to March 13, 2009. Notwithstanding the time of the Closing, the Closing Date shall be deemed to be as of 5:00 p.m. central time on the date of the Closing.
3.2 Purchase Price. Subject to Sections 3.3 and 3.4, the Purchase Price will consist of the following:
(A) at the Closing, Buyer will pay the lender holding indebtedness represented by that certain promissory note, dated December 1, 2006 (the “Loan”), the sum of One Million dollars ($1,000,000.00), which such amount will be paid by wire transfer of immediately available funds to the bank account designated by such lender;
(B) at the Closing, Buyer will pay Seller the sum of One Hundred Seventy Thousand dollars ($170,000.00), less any Holdback Amount as provided in Section 3.3, which amount will be paid by wire transfer of immediately available funds to the bank account designated by Seller;
(C) at the Closing, Buyer will issue to Seller Four Hundred Thousand dollars ($400,000.00) of Buyer’s Stock, at a value per share based on the weighted average closing price of Buyer’s Stock for the ten (10) Trading Days immediately prior to the Closing (the “Stock Value”). The number of shares of Buyer’s Stock issued will be the next higher whole number of shares determined by dividing $400,000.00 by the Stock Value; and
(D) after the Closing, in the event that either (i) Buyer and International Business Machines Corp. (“IBM”) enter into a new agreement for IBM to redistribute or resell in volume the Seller Products, such as an in volume OEM or an in volume VAR agreement, on or prior to the second anniversary from the Closing Date, on terms reasonably acceptable to Buyer, or (ii) Buyer and Cisco Systems, Inc. (“Cisco”) enter into a new agreement for Cisco to redistribute or resell in volume the Seller Products, such as an in volume OEM or an in volume VAR agreement, on or prior to the second anniversary from the Closing Date, on terms reasonably acceptable to Buyer, Buyer will issue to Seller One Hundred Thousand dollars ($100,000.00) of Buyer’s Stock, at a value per share based on the weighted average closing price of Buyer’s Stock for the ten (10) Trading Days immediately prior to finalizing such agreement. The number of shares of Buyer’s Stock issued will be the next higher whole number of shares determined by dividing $100,000.00 by the value per share determined according to the immediately preceding sentence. Buyer shall notify Seller in writing within ten (10) days after entering into a new agreement with IBM and/or Cisco as hereinabove provided, and shall issue the Buyer’s Stock to Seller as hereinabove provided within five (5) business days of such notification. Buyer agrees to keep Seller advised as to the negotiations with IBM and Cisco; provided Seller desires to accept such confidential information.

3.3 Holdback Amount. At least two (2) days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a preliminary “Closing Date Balance Sheet,” together with a statement setting forth Seller’s determination, with supporting detail, of the estimated amount of the Accounts Receivable, Accrued Billings, if any, and Deferred Revenue as of the Closing Date as derived from the preliminary Closing Date Balance Sheet. If the Accounts Receivable is less than the Deferred Revenue as disclosed on the preliminary Closing Date Balance Sheet, then in order to secure the price adjustment provisions of Section 3.4, and without limiting any other rights which Buyer may have pursuant to this Agreement, an amount equal to one hundred twenty-five percent (125%) of the difference between the Deferred Revenue and the Accounts Receivable shall be the “Holdback Amount.” The Holdback Amount shall be held by Buyer and disbursed only in accordance with the provisions of this Agreement.
3.4 Adjustment to Purchase Price.
(A) Within fourteen (14) days after the Closing Date, Seller shall deliver to Buyer a final Closing Date Balance Sheet, together with a statement setting forth Seller’s determination, with supporting detail, of the actual amount of the Accounts Receivable, Accrued Billings, if any, and Deferred Revenue as of the Closing Date as derived from the final Closing Date Balance Sheet (which, subject to Section 3.7, shall be the “Final Determination”). Once the Final Determination is agreed upon by the parties, including in accordance with the procedures provided in Section 3.7, if applicable, in the event the Deferred Revenue exceeds the Accounts Receivable by more than the Holdback Amount, the Holdback Amount shall be increased by Seller to equal the difference between the Deferred Revenue and the Holdback Amount. In the event that the Deferred Revenue either (i) exceeds the Accounts Receivable by less than the Holdback Amount or (ii) is less than the Account Receivable, Buyer shall disburse such excess portion of the Holdback Amount to Seller by wire transfer of immediately available funds to the bank account designated by Seller within three (3) business days of the Final Determination.
(B) For the period of time during which any of the Accounts Receivable listed in the Final Determination remains uncollected, not to exceed one hundred eighty (180) days, Seller shall use its best efforts to assist Buyer in the collection of said Accounts Receivable in a manner agreeable to both parties. In the event the parties are seeking to determine the Final Determination pursuant to the procedures provided in Section 3.7, the Seller shall still use its best efforts to assist Buyer in the collection of the Accounts Receivable. Upon full collection of the Accounts Receivable, or one hundred eighty days (180) after the Closing Date, whichever is earlier, the Purchase Price shall be adjusted as follows:
(i) If the collected Accounts Receivable (other than the Accrued Billings) is equal to the Deferred Revenue (other than Accrued Billings), then there shall be no further adjustment to the Purchase Price, and the Holdback Amount, if any, shall be disbursed by Buyer to Seller by wire transfer of immediately available funds to the bank account designated by Seller within three (3) business days of the full collection of the Accounts Receivable (other than the Accrued Billings), or one hundred eighty days (180) after the Closing Date, whichever is earlier.
(ii) If the collected Accounts Receivable (other than the Accrued Billings) exceeds the Deferred Revenue (other than the Accrued Billings), then Buyer shall (a) disburse the Holdback Amount, if any, to Seller by wire transfer of immediately available funds to the bank account designated by Seller within three (3) business days of the full collection of the Accounts Receivable (other than the Accrued Billings), or one hundred eighty days (180) after the Closing Date, whichever is earlier, and (b) to the extent Buyer collects Accounts Receivable (other than the Accrued Billings) in an amount in excess of the Deferred Revenue (other than the Accrued Billings), pay to Seller an amount equal to the amount of Accounts Receivable (other than the Accrued Billings) collected in excess of the Deferred Revenue (other than the Accrued Billings) by wire transfer of immediately available funds to the bank account designated by Seller within three (3) business days of the full collection of the Accounts Receivable (other than the Accrued Billings), or one hundred eighty days (180) after the Closing Date, whichever is earlier.

(iii) If the collected Accounts Receivable (other than the Accrued Billings) is less than the actual Deferred Revenue (other than the Accrued Billings), then Buyer shall withhold an amount equal to the difference between the Deferred Revenue (other than the Accrued Billings) and the collected Accounts Receivable (other than the Accrued Billings) from the Holdback Amount for its own account and release the remaining Holdback Amount, if any, to Seller, by wire transfer of immediately available funds to the bank account designated by Seller within three (3) business days of the full collection of the Accounts Receivable (other than the Accrued Billings), or one hundred eighty days (180) after the Closing Date, whichever is earlier. In the event the Holdback Amount is less than the difference between the Deferred Revenue (other than the Accrued Billings) and the collected Accounts Receivable (other than the Accrued Billings) (such shortage being the “Holdback Deficit”), Seller shall pay to Buyer the Holdback Deficit by wire transfer of immediately available funds to the bank account designated by Buyer within three (3) business days after one hundred eighty days (180) after the Closing Date.
(C) For purposes of this Section 3.4,
(i) “Accounts Receivable” means any of the following: (a) all accounts receivable (including all amounts billed but not yet earned) under agreements or contracts for goods or services provided in connection with the Business in favor of Seller and other rights to payment from customers of Seller in connection with the Business and the full benefit of all security for such accounts or right to payment, (b) all other Accrued Billings, accounts or notes receivable of Seller with respect to the Business and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right relating to any of the foregoing, in each case after deducting adequate bad debt reserves and as determined in accordance with GAAP.
(ii) “Accrued Billings” means all amounts for services accrued but not yet billed with the offset account to a liability account “Deferred Revenue.”
(iii) “Deferred Revenue” means all amounts invoiced or received by Seller under agreements or contracts for goods or services in connection with the Business that have not yet been earned or rendered by Seller, including Accrued Billings, as determined in accordance with GAAP.
(D) If Accrued Billings on the Closing Date are subsequently invoiced and collected within one hundred eighty (180) days after the Closing Date by Buyer, the collected amount will be allocated pro-rata to Seller and Buyer based upon the related cost of sales, including incentives paid to employees, each party has incurred with regard to such Accrued Billings, and Buyer shall disburse to Seller its pro-rata amount by wire transfer of immediately available funds to the bank account designated by Seller within three (3) business days of one hundred eighty days (180) after the Closing Date.
3.5 Allocation of Purchase Price. As determined by Buyer after consultation with a third party adviser and consultation with Seller and its advisers, the Purchase Price shall be allocated among the Acquired Assets in a manner determined by Buyer, and Buyer shall provide this allocation to Seller. Buyer, on the one hand, and Seller, on the other hand, agree that they shall not take any position or action inconsistent with such allocation in the filing of any income Tax Returns.

3.6 Earn-Out Payments. In addition to the Purchase Price, Buyer agrees to make any earn-out payments owed to Seller in accordance with the following terms:
(A) In the event that during the twelve (12) month period from the Closing Date to the first anniversary of the Closing Date (the “First Earn-Out Date” and such twelve-month period referred to herein as the “First Earn-Out Period), Buyer’s net revenue relating solely to the business attached hereto as Schedule 3.6(A) (the Earn-Out Business) exceeds Two Million dollars ($2,000,000.00), Buyer shall pay Seller five percent (5%) of the amount of its net revenue relating solely to the Earn-Out Business for the First Earn-Out Period that is in excess of Two Million dollars ($2,000,000.00) by wire transfer of immediately available funds to the bank account designated by Seller within thirty (30) days of the First Earn-Out Date.
(B) In the event that during the twelve (12) month period from the First Earn-Out Date to the second anniversary of the Closing Date (the “Second Earn-Out Date” and such twelve-month period referred to herein as the “Second Earn-Out Period), Buyer’s net revenue relating solely to the Earn-Out Business exceeds Two Million dollars ($2,000,000.00), Buyer shall pay Seller five percent (5%) of the amount of its net revenue relating solely to the Earn-Out Business for the Second Earn-Out Period that is in excess of Two Million dollars ($2,000,000.00) by wire transfer of immediately available funds to the bank account designated by Seller within thirty (30) days of the Second Earn-Out Date.
(C) Buyer shall provide Seller with such financial statements as requested by Seller, including an income statement and balance sheet for each Earn-Out Period as requested by Seller. Seller and its representatives shall be given reasonable access to Buyer’s management employees and books and documents for purposes of verifying the net revenue relating to the Earn-Out Business. Buyer shall provide Seller such access during normal business hours upon reasonable advance written notice.
3.7 Dispute Resolution. In the event either party has any objections to the determinations of Section 3.4 (the Final Determination) or 3.6 (the Earn-Out), such objecting party must, within thirty (30) days after its receipt of such Final Determination or Earn-Out amount, give written notice (the “Dispute Notice”) to the other party specifying in reasonable detail such objections. During such 30-day period, the objecting party and its representatives shall be given reasonable access to the other party’s management employees and books and documents relating to the relevant period for purposes of verifying information set forth in the Final Determination or Earn-Out amount. Such access shall be provided during normal business hours upon reasonable advance written notice. If either party does not deliver a Dispute Notice within such 30-day period, such determination shall be final, binding and conclusive on the parties. With respect to any disputed amounts, Seller and Buyer shall negotiate in good faith during the 30-day period after the date of a party’s receipt of a Dispute Notice to resolve any such disputes. If Seller and Buyer are unable to resolve all such disputes within such 30-day period, then, within five (5) business days after the expiration of such 30-day period, all disputes shall be submitted to a nationally recognized, independent public accounting firm selected by mutual agreement of Seller and Buyer, or if they cannot agree, selected by mutual agreement of the independent public accounting firms regularly used by Seller and Buyer in the conduct of their respective businesses (the “Accountant”), who shall be engaged to provide a final and conclusive resolution of all unresolved disputes. In selecting the Accountant for purposes of this Agreement, the parties hereby waive any conflict or potential conflict arising from any services performed by such firm for Seller or Buyer or any of their respective affiliates. The Accountant shall act as an arbitrator to determine only those issues that remain in dispute and such determination shall be based solely on a review of the factual materials presented by Seller and Buyer, either on their own initiative or at the specific request of the Accountant, and such accounting principles and literature as the Accountant shall deem appropriate. Seller and Buyer shall make their presentations within thirty (30) days after the dispute is submitted to the Accountant. The Accountant’s determination shall be made within thirty (30) days of such presentations, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive on the parties. The fees and expenses of the Accountant shall be allocated by the Accountant between Seller and Buyer based on the aggregate percentage that the portions of the contested amounts not awarded to each party bear to the aggregate amounts contested by such party, and each party shall bear its own other expenses in connection therewith, including, without limitation, its attorneys’ and accountants’ fees.

3.8 Buyer Deliverables. At the Closing, Buyer shall deliver to Seller:
(A) the cash and Buyer’s Stock to be delivered at Closing, and the other agreements, instruments, certificates and other documents required to be delivered by Buyer pursuant to Article 10;
(B) for the leased real property located at 2901 East 78th Street, Bloomington, Minnesota 55425 (the “Minnesota Office Space”), an agreement between the parties that the Buyer Employees may continue occupying and using the Minnesota Office Space for a minimum of twelve (12) months, the form of which is attached hereto as Exhibit 3.8(B), executed by Buyer (the “Minnesota Office Space Agreement”); and
(C) for each of North American Systems International, Inc., a Minnesota corporation (“NASI”), Philip J. Bettenburg (“Bettenburg”) and David A. Bogie (“Bogie”), a three-year (3) non-competition and non-solicitation agreement in favor of Buyer, the form of which is attached hereto as Exhibit 3.8(C), each executed by Buyer (each the “NASI Non-Compete,” the “Bettenburg Non-Compete” and the “Bogie Non-Compete”).
3.9 Seller Deliverables. At the Closing, Seller shall deliver, or cause a third party affiliate to deliver, to Buyer:
(A) the agreements, instruments of transfer, certificates and other documents required to be delivered by Seller pursuant to Article 9 and possession of the Acquired Assets and Liabilities;
(B) the NASI Non-Compete, the Bettenburg Non-Compete and the Bogie Non-Compete, executed by each of NASI, Bettenburg and Bogie, respectively; and
(C) the Minnesota Office Space Agreement, executed by Seller.
3.10 March Health Insurance Costs. Buyer shall reimburse Seller on the Closing Date a proportionate share of the health insurance premiums paid by Seller, net of any withholding from employees, for the Buyer Employees for March, 2009, based on the number of days that the Buyer Employees are employed by Buyer during the month.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the disclosure schedules delivered to Buyer contemporaneously herewith (the “Seller’s Disclosure Schedules”), Seller represents to Buyer the following:
4.1 Organization, Standing, Etc. of Seller. Seller represents that it (A) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to carry on its business as currently conducted by it and to own or lease and to operate the properties used by it, and (B) Seller is qualified to do business in each state of the United States in which the Business is conducted that requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on the Business. Schedule 4.1 lists the states in which Seller is qualified to do business. For the purposes of this Agreement, a “Material Adverse Effect on the Business” means any and all material adverse change(s) in, or material adverse effect(s) on, the assets, prospects, liabilities, financial condition, business or operations of the Acquired Assets and Liabilities or the Business.

4.2 Authorization. The Contemplated Transactions have been duly and validly authorized by Seller’s board of governors and its members and all necessary company action on the part of Seller has been taken. This Agreement has been duly executed and delivered by a duly authorized officer of Seller.
4.3 No Violation. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Contemplated Transactions hereby, will (A) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Organization or any agreement of Seller or any agreement, indenture or other instrument under which Seller is bound or to which any of its assets is subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of its assets, or (B) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over either of Seller or its assets, the result of which would (either individually or in the aggregate) have a Material Adverse Effect on the Business.
4.4 Enforceability. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
4.5 Governmental Authorizations and Third Party Consents. Except as set forth on Schedule 4.5, or as included on Schedule 4.10(B), no consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or third party are required to be obtained or made by Seller in connection with the execution, delivery, performance, validity and enforceability of this Agreement.
4.6 Financial Statements and Undisclosed Liabilities. Seller has delivered to Buyer the following unaudited financial statements and balance sheets, each as of and for the year-ended December 31, 2008 (the “Financial Statements Date”): (A) income statement of the Business, and (B) balance sheet for the Business (such statements hereinafter being referred to as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present in all material respects the financial condition, the Acquired Assets and Liabilities and the results of operation of the Business at the dates thereof and for the periods covered thereby. Except for normal year-end adjustments (which in the aggregate will not be material to Seller’s Financial Statements), to Seller’s Knowledge, Seller has no liability (and there is no basis for any present or future action, suit, investigation, claim or other similar action that would reasonably give rise to any liability) that did not arise in the ordinary course of business.
4.7 Absence of Certain Changes or Events. Since December 31, 2007, Seller has conducted its operations related to the Business in the ordinary course of business and usual course consistent with past practice and there has not been any event, occurrence or development which has had, or would have, a Material Adverse Effect on the Business.
4.8 Title to Acquired Assets.
(A) Except for equipment that is subject to leases, or conditional sales agreements, finance leases and similar agreements (collectively the “Equipment Leases”), Seller is the sole owner of or has other valid ownership rights in the Acquired Assets (other than real property which is addressed in Section 4.8(B)). Seller’s right, title and interest in equipment that is subject to an Equipment Lease is included in the Acquired Assets, subject to assignment to Buyer and assumption by Buyer of the obligations thereunder.

(B) Seller owns no real property. Schedule 4.8(B) includes a list of all of Seller’s leased real property. With respect to real property listed on Schedule 4.8(B), the Seller’s right, title and interest in only that certain real property lease for the property subject to that certain lease by and between Seller and Executive Corners, dated October 26, 1999, is included in the Acquired Assets, subject to assignment to Buyer and assumption by Buyer of the obligations thereunder.
4.9 Transferred Intellectual Property.
(A) Schedule 4.9(A) identifies and describes each product (including a listing of the Software and modules available with, and components in, each product) or service currently manufactured, marketed, licensed, sold or otherwise distributed or made available by Seller, as well as products or services currently under development by Seller (the “Seller Products”).
(B) Schedule 4.9(B) identifies: (i) each item of Registered IP in which Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number of such application/registration and the current status of such application/registration and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. Seller has delivered to Buyer complete and accurate copies of all applications, written correspondence and other material documents related to each such item of Registered IP.
(C) Schedule 4.9(C) identifies: (i) all Intellectual Property Rights or Intellectual Property licensed to Seller (other than any non-customized Software that (a) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (b) is not incorporated into, or used in the development, manufacturing, provisioning, hosting, or distribution of, any Seller Product, (c) is generally available to be licensed by any Person, in the quantities licensed to Seller and for the same usage and license restrictions applicable to Seller, on standard terms for less than $1,000 per copy and (d) was licensed by Seller for less than $1,000 per copy for Seller’s and its representatives’ use for Seller’s enterprise), (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to Seller, (iii) whether the license or licenses granted to Seller are exclusive or non-exclusive and (iv) each Seller Product that embodies, utilizes or is based upon or derived from (or, with respect to Seller Products under development, that are expected to embody, utilize or be based upon or derived from) such Intellectual Property Rights or Intellectual Property.
(D) Schedule 4.9(D) identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired or otherwise holds any claim, right (whether or not currently exercisable) or interest to or in (whether or not such Person has exercised such claim, right or interest), any Seller IP (other than non-exclusive, internal use rights granted to end user customers in the ordinary course of business pursuant to Seller’s standard form of customer agreement documents), including each patent license, trademark license and technology license. Seller is not bound by, and no Seller IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, Exploit, assert, or, in the case of Owned Seller IP and Seller IP licensed exclusively to Seller, enforce any Seller IP anywhere in the world.

(E) Seller has provided to Buyer a complete and accurate copy of each standard form of Seller IP Contract used by Seller, including each standard form of: (i) product license or services agreements, (ii) product or service support agreement, (iii) statement of work, (iv) development agreement, (v) distributor or reseller agreement, (vi) employee agreement containing an assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision, (vii) consulting or independent contractor agreement containing an assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision, (viii) confidentiality or nondisclosure agreement, (ix) order forms and (x) alliance or similar agreements. Other than those Contracts listed on Schedule 2.1(ii), no Seller IP Contract executed by Seller contains any of the following clauses, terms and/or conditions, or substantially the equivalent thereof: (a) a most favored nation clause or other clause that purports to adjust pricing or services provided by Seller based on the terms made available to other customers, (b) a non-competition provision or other clause that purports to restrict Seller’s right to Exploit any product or service or enter into agreements with any other Person, (c) a potential obligation of Seller to a liability greater than the fees paid by any customer, (d) an obligation to provide access to, maintain or support any Seller Product for greater than thirty-six (36) months after the Closing Date, (e) any warranty on Seller Software in excess of twelve (12) months, (f) except for limitations which restrict Seller’s ability to make alterations that materially impair or reduce Seller Product or related maintenance and support services, any limitation on Seller’s ability to alter any Seller Product, the rules of use governing an end user’s use of, or access to, Seller Product, or the support or maintenance services related to any Seller Product, (g) provisions that grant, vest or convey ownership or exclusive rights to, or do not provide that Seller retains sole and exclusive ownership of, any work product, derivatives, improvements, modifications or inventions under any Seller IP Contract or (h) provisions restricting, or granting any other party any additional rights in the event of, any change of control of Seller. Other than those Contracts listed on Schedule 2.1(ii), to Seller’s Knowledge, no Seller IP Contract executed by predecessor owners of the Seller software contains any of the following clauses, terms and/or conditions, or substantially the equivalent thereof: (a) a most favored nation clause or other clause that purports to adjust pricing or services provided by Seller based on the terms made available to other customers, (b) a non-competition provision or other clause that purports to restrict Seller’s right to Exploit any product or service or enter into agreements with any other Person, (c) a potential obligation of Seller to a liability greater than the fees paid by any customer, (d) an obligation to provide access to, maintain or support any Seller Product for greater than thirty-six (36) months after the Closing Date, (e) any warranty on Seller Software in excess of twelve (12) months, (f) except for limitations which restrict Seller’s ability to make alterations that materially impair or reduce Seller Product or related maintenance and support services, any limitation on Seller’s ability to alter any Seller Product, the rules of use governing an end user’s use of, or access to, Seller Product, or the support or maintenance services related to any Seller Product, (g) provisions that grant, vest or convey ownership or exclusive rights to, or do not provide that Seller retains sole and exclusive ownership of, any work product, derivatives, improvements, modifications or inventions under any Seller IP Contract or (h) provisions restricting, or granting any other party any additional rights in the event of, any change of control of Seller.
(F) Seller exclusively owns all right, title and interest to and in the Owned Seller IP free and clear of any Encumbrances other than Permitted Licenses. Without limiting the generality of the foregoing:
(i) All documents and instruments, if any, reasonably necessary to perfect the rights of Seller in the Owned Seller IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority.
(ii) Following the receipt of the assignments required pursuant to Section 9.9, each Person who is or was an employee, agent, partner, consultant or contractor of Seller or NASI, and each other Person who is or was involved in the creation, development or maintenance of any Owned Seller IP has signed a valid, enforceable agreement containing: (a) an irrevocable assignment of Intellectual Property Rights to Seller and/or a work-made-for-hire agreement under the U.S. Copyright Act or analogous provision of applicable non-U.S. law vesting in Seller exclusively all Intellectual Property Rights developed in the course of the Person’s relationship with Seller, and (b) confidentiality provisions protecting the Owned Seller IP. Following the receipt of the assignments required pursuant to Section 9.9, no current or former stockholder, member, officer, director, governor, partner or employee has any claim, right (whether or not currently exercisable) or interest to or in any Owned Seller IP. To Seller’s Knowledge, no employee is: (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Seller or NASI, or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

(iii) Seller has not used, and to Seller’s Knowledge no predecessor owner of the Owned Seller IP used, directly or indirectly, any funding, facilities or personnel of any Governmental Authority to develop or create, in whole or in part, any Owned Seller IP.
(iv) Seller has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all information that Seller holds, or purports to hold, as a trade secret. Without limiting the generality of the foregoing, and except as listed on Schedule 4.9(F)(iv) which lists all escrow agreements to which Seller is a party and all the parties thereto, no portion of the source code for any Software ever owned by Seller has been disclosed or licensed to any escrow agent or other Person.
(v) Seller is not now, nor was it ever in the past, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Seller to grant or offer to any other Person any license or right to any Owned Seller IP.
(vi) Seller owns or otherwise possesses all Intellectual Property Rights needed to conduct its business as currently conducted and planned to be conducted, and Seller has not used or included any confidential information of any third party in the development of Seller Products. Except as set forth in the Schedule 4.9(F)(vi), no royalties, license fees, charges or other payments to any third party are due in respect of any Seller IP. From and after the Closing, Buyer will own or possess all Intellectual Property Rights necessary to conduct the business of Seller as currently conducted and as contemplated to be conducted.
(vii) To Seller’s Knowledge, Seller does not require the consent of any other Person, and no other Person is a necessary party, to any future legal proceeding that may be brought to enforce rights to or in the Owned Seller IP.
(G) To Seller’s Knowledge, all Owned Seller IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:
(i) Each U.S. patent application and U.S. patent in which Seller has or purports to have an ownership interest was filed within one (1) year of a printed publication, public use or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which Seller has or purports to have an ownership interest was filed, or claims priority to a patent application filed, prior to each invention described in the foreign patent application or foreign patent being made available to the public. Notwithstanding the preceding sentence, Seller hereby advises Buyer that Seller does not have any U.S. or foreign patents.
(ii) To Seller’s Knowledge, no trademark or trade name owned, used or applied for by Seller conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person.

(iii) Each item of Owned Seller IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments and other actions required to be made or taken to maintain such item of Owned Seller IP in full force and effect have been made by the applicable deadline. Schedule 4.9(G)(iii) accurately identifies and describes each action, filing and payment that must be taken or made on or before the date that is ninety (90) days after the Closing Date in order to maintain such item of Owned Seller IP in full force and effect.
(iv) No interference, opposition, reissue, reexamination or other legal proceeding is pending or, to Seller’s Knowledge, threatened, in which the scope, validity or enforceability of any Owned Seller IP is being, has been or could reasonably be expected to be contested or challenged. To Seller’s Knowledge, there is no basis for a claim that any Owned Seller IP is invalid or unenforceable.
(H) To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Seller IP. Schedule 4.9(H)(i) accurately identifies (and Seller has provided to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence (including by making an unsolicited offer to grant a patent license to Seller) that has been sent or otherwise delivered to Seller or any representative of Seller regarding any actual, alleged or suspected infringement, misappropriation or other violation of any Seller IP, and provides a brief and accurate description of the current status of the matter referred to in such letter, communication or correspondence. To Seller’s Knowledge, Schedule 4.9(H)(ii) accurately identifies (and Seller has provided to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence (including by making an unsolicited offer to grant a patent license to Seller) that has been sent or otherwise delivered to any predecessor owner of the Seller IP, regarding any actual, alleged or suspected infringement, misappropriation or other violation of any Seller IP, and provides a brief and accurate description of the current status of the matter referred to in such letter, communication or correspondence.
(I) Each of Seller Products contains all notices, legends, restrictions, disclaimers and attributions necessary to reasonably demonstrate and preserve Seller’s Intellectual Property Rights in the Owned Seller IP, and to comply with the obligations set forth in the Assumed Contracts.
(J) Neither the execution, delivery or performance of this Agreement (or any related agreements), nor the consummation of the Contemplated Transactions, will, with or without notice or lapse of time or both, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Seller IP, (ii) a breach of any license agreement listed or required to be listed in Schedule 4.9(C) or (D), (iii) the release, disclosure or delivery of any Seller IP by or to any escrow agent or other Person or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of Seller IP.
(K) Following the receipt of the assignments required pursuant to Section 9.9, Seller has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:
(i) No infringement, misappropriation or similar claim or legal proceeding is pending or, to Seller’s Knowledge, threatened against Seller or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by Seller with respect to such claim or legal proceeding. Except as set forth in Schedule 4.9(K)(i), Seller has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person.
(ii) In the normal course of business, as per standard industry practice, Seller has provided in its Contracts a provision to indemnify, defend, hold harmless or reimburse the other party with respect to any intellectual property infringement, misappropriation or similar claim.

(L) No claim or legal proceeding involving any Intellectual Property or Intellectual Property Right licensed to Seller is pending or, to Seller’s Knowledge, has been threatened, except for any such claim or legal proceeding that, if adversely determined, would not adversely affect: (i) the use or Exploitation of such Intellectual Property or Intellectual Property Right by Seller, or (ii) the manufacturing, distribution or sale of any Seller Product.
(M) None of the Software Exploited or under development by Seller (other than non-customized third-party Software licensed to Seller for internal use on a non-exclusive basis): (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date or currency data) that materially and adversely affects the use, functionality or performance of such Software or any Seller Product containing or used in conjunction with such Software, or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Software or any Seller Product containing, supported, hosted or provisioned by, or used in conjunction with, such Software.
(N) No Exploited Software contains, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm” or “disabling code” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device which connects to or accesses such code or on which such code is stored or installed, or (ii) damaging or destroying any data or file without the user’s consent.
(O) Schedule 4.9(O)(i) lists all escrow agreements to which Seller is a party and all the parties thereto. Except as set forth in Schedule 4.9(O)(i) and Schedule 4.9(O)(ii), no source code for any Seller Software has been delivered, licensed or made available by Seller and, to Seller’s Knowledge, by anyone else, to any escrow agent or other Person who is not, as of the date of this Agreement, an employee. Except as set forth in Schedule 4.9(O)(i), Seller has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Seller Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Seller Software to any Person who is not, as of the date of this Agreement, an employee.
(P) Except as set forth in Schedule 4.9(P), no Seller Software or other Intellectual Property Exploited (or currently being developed) by Seller is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any Open Source License) that: (i) could require, or could condition the use or distribution of such Seller Software or other Intellectual Property on, the disclosure, licensing or distribution of any source code for any portion of such Seller Software or other Intellectual Property, or (ii) could otherwise impose any limitation, restriction or condition on the right or ability of Seller to use, distribute or provide access to any Seller Software or other Intellectual Property. Except as set forth in Schedule 4.9(P), no Open Source Technology was or is used in, incorporated into, derived from, dynamically linked to, integrated, distributed or bundled with, or used in the development or compilation of, any Seller Software or other Intellectual Property Exploited (or currently being developed) by Seller. No Seller Software or other Intellectual Property Exploited (or currently being developed) by Seller has been licensed, distributed or otherwise made available as Open Source Technology.

(Q) Seller has complied in all material respects with all applicable legal requirements and its internal privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Information collected by Seller or by third parties on behalf of or having authorized access to the records of Seller. Seller has not received any written complaint regarding Seller’s collection, use or disclosure of Personal Information. Seller has not experienced any breach of security or unauthorized access by third parties to Personal Information in Seller’s possession, custody or control.
(R) Schedule 4.9(R) identifies each domain name owned or used by Seller, and includes the applicable domain name registrar, the expiration date and the record owner. None of such domain names have been or are subject to any demand letters, ICANN Uniform Dispute Resolution Policy proceedings, gTLD or ccTLD domain name dispute proceedings, or other legal proceedings.
(S) To Seller’s Knowledge, Seller’s operation of any websites used in connection with the business of Seller, the content thereof, and all data processed, collected, stored or disseminated in connection therewith, do not violate any legal requirement, or any Person’s right of privacy or publicity. Seller: (i) has obtained all necessary permits, approvals, consents, authorizations or licenses to lawfully operate its websites and to use its data, and (ii) is operating its websites and using its data in accordance with the scope of such permits, approvals, consents, authorizations or licenses. Seller has taken all steps in accordance with normal industry practices to secure its websites and data from unauthorized access or use thereof by any Person. To Seller’s Knowledge, no website security measure implemented by Seller has been penetrated, and no website of Seller has been the target of any defacement, unauthorized access, denial-of-service assault or other attack by hackers.
4.10 Contracts.
(A) Schedule 4.10(A) lists all Contracts relating to the Business between Seller and any other person or entity that place any material limitation on the method of conducting or the scope of the Business or that purport to restrict the business activities of Seller in any manner relating to the Business, or use of information in the Business.
(B) Seller has made available to Buyer a copy or description of each of the Assumed Contracts that are used in the Business. All of Seller’s right, title and interest in these Assumed Contracts will be assigned to Buyer at Closing. Except as set forth on Schedule 4.10(B), no consent or approval of the other contracting party to any Assumed Contract or any other Contract is required for the consummation of the transactions contemplated herein.
4.11 Litigation and Product Liability. No actions, suits, proceedings or governmental investigations are pending against Seller or, to Seller’s Knowledge, overtly threatened, involving the Business or the Acquired Assets and Liabilities at law or in equity or before any Governmental Authority, or have been settled, dismissed or resolved since January 1, 2008. As of the date of this Agreement, Seller is not subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation. Seller has no liability or basis for any liability arising out of any injury to individuals or property as the result of the ownership, use or possession of any product or service, sold, leased or delivered by Seller.

4.12 Licenses and Permits. Seller has all licenses, permits and other authorizations from Governmental Authorities necessary for the conduct of the Business as conducted by Seller prior to the date hereof, all of which are identified on Schedule 4.12 (collectively “Permits”). Each of the Permits is in full force and effect, the Business is in compliance with the terms, provisions and conditions thereof, there are no outstanding violations, notices of noncompliance, judgments, consent decrees, orders or judicial or administrative actions, investigations or proceedings with respect to such Permits and no condition exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would permit the suspension or revocation of any material Permits other than by expiration of the term set forth therein.
4.13 Environmental Compliance. The conduct of the Business complies with all Environmental Laws and there are no outstanding violations, notices of noncompliance, judgments, consent decrees, orders or judicial or administrative actions, investigation or proceedings arising under or pursuant to Environmental Laws, with respect to or affecting any of the leased facilities.
4.14 Adequacy of Assets. The Acquired Assets are sufficient for the conduct of the Business as currently conducted by Seller. Seller makes no representation or warranty regarding the sufficiency of the Acquired Assets with regards to the conduct of the Business by Buyer subsequent to the Closing Date.
4.15 Compliance with Other Instruments and Laws. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not conflict with or result in any violation of or default under any provision of any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its properties or assets, the result of which would (either individually or in the aggregate) have a Material Adverse Effect on the Business, or would materially impair Seller’s ability to consummate the Contemplated Transactions. Seller has complied, and is in compliance, with all other Applicable Laws applicable to Seller or any of the Acquired Assets and Liabilities or the Business, and no basis exists for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, permit, judgment, order, or decree. Seller has paid all sales and use Taxes that are due and payable with respect to the Business.
4.16 Accounts Receivable. The Accounts Receivable constituting a portion of the Acquired Assets will be good and valid receivables arising from the sale of goods and services in the ordinary course of business (subject to no counterclaims or offset), net of the applicable bad debt reserve, if any, currently recorded on such books and records.
4.17 Inventory. Subject to reserves for obsolete, damaged and slow moving items reflected on the balance sheet as of the Closing Date, the inventories of finished goods, work-in-process and raw materials reflected on the balance sheet as of the Closing Date are of a quality and quantity which could be sold, used or consumed in the normal course of Business.
4.18 Brokers. Except as set forth on Schedule 4.18, no agent, broker, Person or firm acting on behalf of Seller or its members is, or will be, entitled to any commission or broker’s or finder’s fees from Seller, or from any Person controlling, controlled by or under common control with Seller, in connection with any of the Contemplated Transactions. Buyer shall have no obligation or liability to any entity or Person set forth on Schedule 4.18 or otherwise with respect to any such commissions, brokers or finders fee.

4.19 Restricted Shares. Seller understands:
(A) the shares of Buyer’s Stock comprising the Purchase Price to be delivered pursuant to this Agreement are “restricted securities” under the federal securities laws of the United States inasmuch as they have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and shall be acquired from Buyer in a transaction exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder;
(B) the shares of Buyer’s Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration. In this connection, Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act;
(C) the shares of Buyer’s Stock will bear a legend to such effect; and
(D) Buyer will cause its transfer agent to make a notation on its transfer books to such effect.
4.20 Accredited Investor; Purchase Entirely For Own Account. Seller is an accredited investor as defined in Regulation D under the Securities Act and has completed the accredited investor questionnaire attached hereto as Exhibit 4.20. Seller is acquiring Buyer’s Stock pursuant to this Agreement for investment only for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and shall not offer to sell or otherwise dispose of any shares of Buyer’s Stock so acquired by Seller in violation of the registration requirements of the Securities Act or the securities laws of any other jurisdiction applicable to the transactions contemplated hereby or Seller. By executing this Agreement, Seller further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the shares of Buyer’s Stock.
4.21 Disclosure of Information.
(A) Seller has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Buyer, including a review of Buyer’s (i) estimated financials for the fiscal year ended December 31, 2008, (ii) Form 10-KSB for the fiscal year ended December 31, 2007, (iii) Quarterly Reports on Form 10-QSB or Form 10-Q for each fiscal quarter for year 2008 and (iv) Current Reports on Form 8-K filed since January 1, 2008; and
(B) Seller acknowledges that, except as set forth in this Agreement, none of Buyer nor any of its affiliates, employees, agents, advisors or representatives (collectively, “Buyer Affiliates”) makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Seller or any of its affiliates, employees, agents or representatives (collectively, “Seller Affiliates”). Seller further agrees that, to the fullest extent permitted by law, neither Buyer nor any Buyer Affiliate shall have any liability or responsibility whatsoever to Seller or any Seller Affiliate on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Seller or any Seller Affiliate (or any omissions therefrom), other than (in the case of Buyer) in respect of the specific representations and warranties set forth in Article 5 of this Agreement.
4.22 Investment Experience. Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in Buyer’s Stock. Seller is able to bear the economic risk of its investment in Buyer’s Stock for an indefinite period of time and can afford a complete loss of its investment in Buyer’s Stock.
4.23 General Solicitation. Seller was not offered or sold Buyer’s Stock, directly or indirectly, by means of any form of general solicitation or general advertisement.

4.24 Reliance. Seller understands and acknowledges that: (A) the shares of Buyer’s Stock are being offered and sold to it without registration under the Securities Act in a transaction that is exempt from the registration provisions of the Securities Act, and (B) the availability of such exemption depends in part on, and Buyer will rely upon the accuracy and truthfulness of, the foregoing representations and Seller hereby acknowledges and consents to such reliance.
4.25 Employees and Benefits.
(A) Schedule 4.25(A) sets forth a true and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten), and any trust, escrow or other agreement related thereto which currently is sponsored, established, maintained or contributed to or required to be contributed to by Seller or any trade or business (whether or not incorporated) which is or at any time within the six (6) year period preceding the date of this Agreement would have been treated as a “single employer” with Seller under Section 414(b), (c), (m), or (o) of the Code (an “ERISA Affiliate”), or which benefits any current or former employee, officer, director, governor or similar person (or their dependents) of Seller or any ERISA Affiliate, or for which Seller or any ERISA Affiliate has any liability, contingent or otherwise (the “Plans”). Each Plan that is a group health plan has been maintained and operated in compliance with Section 4980B and 9801 of the Code and Sections 601 et seq. and 701 et seq. of ERISA, including providing all required notices to its current and former employees. Seller shall indemnify Buyer for any loss or claim Buyer may incur in connection with any obligations relating to any current or former employee of Seller or any ERISA Affiliate arising from the failure of Seller or any ERISA Affiliate (or the entity that sponsors the group health plan providing coverage to any current or former employee of Seller or any ERISA Affiliate) to comply with Section 4980B or 9801 of the Code or Section 601 et seq. or 701 et seq. of ERISA, including any loss or claim resulting from the failure of Seller or any ERISA Affiliate (or the entity that sponsors the group health plan providing coverage to any current or former employee of Seller or any ERISA Affiliate) to provide any notices to any of Seller’s or any ERISA Affiliate’s current or former employees. This indemnity is exclusive of any other indemnity provided by Seller in this Agreement with respect to the subject matter of this Section 4.25.
(B) There are no pending, threatened or anticipated disputes, lawsuits, investigations, audits, complaints or claims (other than routine claims for benefits) by, on behalf of, or against any of the Plans or any trust related thereto, and neither Seller nor any ERISA Affiliate has any obligation under any Plan or with respect to which Buyer would have any liability that could result in any loss to Buyer or the imposition of any encumbrance or lien on the Acquired Assets, including without limitation any obligations of Seller or any ERISA Affiliate relating to any transactions in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code with respect to any Plan for which no exemption exists under Section 408 of ERISA or Section 4975(c) or (d) of the Code or that would result in a civil penalty being imposed under subsections (i) or (l) of Section 502 of ERISA.
(C) Neither Seller nor any ERISA Affiliate has at any time within the six (6) year period preceding the date of this Agreement, sponsored, contributed to, had an obligation to contribute to or otherwise participated in: (i) any Plan that is subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” (as defined in Section 3(37) of ERISA) with respect to which Buyer would have any loss or that could result in an encumbrance or lien attaching to any Acquired Assets; or (ii) any plan, program or arrangement that provides benefits, including without limitation death, health, medical or hospitalization benefits (whether or not insured), with respect to current or former employees of Seller or any ERISA Affiliate, their dependents or beneficiaries beyond their retirement or other termination of employment other than (A) coverage mandated by Applicable Law, (B) death benefits or retirement benefits under any “employee pension benefit plan”, as that term is defined in Section 3(2) of ERISA, or (C) deferred compensation benefits accrued as liabilities on the books of Seller.

(D) Schedule 4.25(D) sets forth a true and complete list of all current and former employees of Seller and any ERISA Affiliate, including each person employed by Seller and any ERISA Affiliate within the 36 month period immediately preceding the Closing Date, who: (i) as of the Closing Date is receiving health care continuation coverage under Section 4980B of the Code; (ii) is eligible, as of the Closing Date, to receive health care continuation coverage under Section 4980B of the Code but elected not to receive such coverage; or (iii) will be eligible to elect health care continuation coverage under Section 4980B of the Code in connection with the sale (as such phrase is described in Section 54.4980B-9, Q&A-8 of the Income Tax Regulations) contemplated by this Agreement.
(E) As of the date hereof, Seller has no direct employees and has two (2) consultants, all of whom are listed on Schedule 4.25(E). In addition, Seller contracts with NASI for individuals employed by NASI to provide services to Seller, all of whom are also listed on Schedule 4.25(E) (the “NASI Employees”).
(F) Neither Seller nor NASI has been required to provide any notification under the Workers Adjustment and Retraining Notification Act (the “Warn Act”).
4.26 Labor.
(A) Seller and NASI currently are, and for the past three (3) years have been, in compliance with all applicable federal, state and local laws and regulations thereunder regarding employment and employment practices, terms and conditions of employment, non-discrimination, affirmative action, wages and hours, plant closing, safety and health, and workers compensation, including, but not limited to, the Immigration Reform and Control Act, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, and any other federal or state statute, ordinance or regulation governing, touching upon or concerning the employment relationship.
(B) There are not any pending or, to Seller’s Knowledge, threatened charges, complaints, administrative complaints, or lawsuits against Seller or NASI alleging, among other things, breach of an employment contract (whether in fact, expressed or implied), torts such as invasion of privacy, defamation, or intentional infliction of emotional distress, or any violations of any employment law, regulation or statute, including, but not limited to, the statutes and laws cited above.
(C) Seller further represents that neither it nor NASI is currently subject to any consent decrees, judgments, arbitration awards, or orders from any governmental body concerning any federal, state or local laws regarding employment and employment practices, terms and conditions of employment, non-discrimination, affirmative action, wages and hours, plant closings, safety and health, workers compensation and any and all of the employment laws, regulations or statutes cited above.

4.27 Taxes.
(A) Seller has timely filed or caused to be timely filed, or is on extension with, all federal, state and local Tax Returns for all federal, state and local Taxes; all such Tax Returns are proper, complete and accurate in all material respects; and all amounts showing thereon have been paid. (Seller has delivered to Buyer copies of its federal income tax returns for the last three (3) fiscal years).
(B) Seller has paid, caused to be paid or has reserved for all Taxes that have become due.
(C) The amounts set up as provisions for Taxes on Seller’s Financial Statements are sufficient for the payment of all accrued and unpaid Taxes of any kind.
(D) Seller has not received and/or has no Knowledge of any notice of deficiency or assessment with respect to Seller, or any of the Acquired Assets, or any basis for any of the foregoing, from any taxing authorities. Seller has not been notified by the Internal Revenue Service that it intends to audit the federal income Tax Returns of Seller.
(E) There is no litigation, governmental or other proceeding (formal or informal), or investigation pending, or to Seller’s Knowledge, threatened, with respect to any such federal, state or local Tax Return. There are no Tax liens upon, pending against or, to Seller’s Knowledge, threatened against any Acquired Assets.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the disclosure schedules delivered to Seller contemporaneously herewith (the “Buyer’s Disclosure Schedules”), Buyer hereby represents and warrants to Seller the following:
5.1 Organization and Standing of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted by it.
5.2 Corporate Authorization. The execution, delivery and performance of this Agreement and all other documents executed or to be executed pursuant to this Agreement by Buyer, and the consummation of the Contemplated Transactions by Buyer, have been duly authorized by all necessary corporate action on the part of Buyer and do not conflict in any material respect with its charter or bylaws. This Agreement has been duly executed and delivered by a duly authorized officer of Buyer.
5.3 Enforceability. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.4 Compliance with Other Instruments and Laws. Except as set forth on Schedule 5.4, the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not conflict with or result in any violation of or default under any provision of any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, the result of which would (either individually or in the aggregate) have a material adverse effect on the operations or financial condition of Buyer and its subsidiaries, taken as a whole (a “Material Adverse Effect on Buyer”), or would materially impair Buyer’s ability to consummate the Contemplated Transactions.

5.5 Governmental Authorizations and Third-Party Consents. Except as set forth on Schedule 5.5, no consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any third party, are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement other than the consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on Buyer. Buyer is not currently engaged in, or contemplating, any business transaction that would be reasonably expected to hinder or delay the authorizations and consents referred to in this Section 5.5.
5.6 Litigation. No action, suit, proceeding or governmental investigation is pending or, to Buyer’s Knowledge, overtly threatened, against Buyer or its properties, at law or in equity or before any Governmental Authority that seeks to question, delay or prevent the consummation of the Contemplated Transactions.
5.7 Brokers. Except as set forth on Schedule 5.7, no agent, broker, Person or firm acting on behalf of Buyer or its stockholders is, or will be, entitled to any commission or broker’s or finder’s fees from Buyer, or from any Person controlling, controlled by or under common control with Buyer, in connection with any of the Contemplated Transactions. Seller shall have no obligation or liability to any entity or Person set forth on Schedule 5.7 or otherwise with respect to any such commissions, brokers or finders fee.
5.8 Filings with SEC; Financial Statements.
(A) SEC Filings. Buyer has filed with the SEC each form, registration statement, report, schedule, proxy, information statement and other documents required to be filed with the SEC since January 1, 2008 (such documents, together with any documents filed during such period by Buyer with the SEC on a voluntary basis, the “Buyer SEC Documents”). As of their respective dates, the Buyer SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(B) Financial Statements. The financial statements of Buyer included in the Buyer’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 and its Quarterly Report on Form 10-QSB or Form 10-Q for each fiscal quarter for year 2008 (the “Buyer Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements as permitted by Form 10-Q or Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Buyer as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that do not reflect a Material Adverse Effect on Buyer).
(C) No Undisclosed Liabilities. Except as included in the Buyer SEC Documents filed prior to the date hereof, and normal year-end adjustments (which in the aggregate will not be material to the Buyer Financial Statements), to the Buyer’s Knowledge, Buyer has no liability (and there is no basis for any present or future action, suit, investigation, claim or other similar action that would reasonably give rise to any liability) that did not arise in the ordinary course of business.

(D) Absence of Changes. Except as and to the extent disclosed in the Buyer SEC Documents filed prior to the date hereof, since December 31, 2007, Buyer has conducted its business in the ordinary and usual course consistent with past practice and there has not been any event, occurrence or development which has had, or would have, a Material Adverse Effect on Buyer.
5.9 Capitalization. Immediately prior to the Closing, the authorized capital stock of Buyer and the issued and outstanding shares of its capital stock are as set forth on the attached Schedule 5.9. Other than as set forth on Schedule 5.9, there are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from Buyer of any shares of its capital stock. All of Buyer’s outstanding securities have been validly issued and are fully paid, non-assessable and free of preemptive rights except as set forth on Schedule 5.9.
5.10 Disclosure of Information.
(A) Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Seller; and
(B) Buyer acknowledges that, except as set forth in this Agreement, none of Seller nor any Seller Affiliate makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or any Buyer Affiliates. Buyer further agrees that, to the fullest extent permitted by law, neither Seller nor any Seller Affiliate shall have any liability or responsibility whatsoever to Buyer or any Buyer Affiliate on any basis (including in contract or tort or otherwise) based upon any information provided or made available, or statements made, to Buyer or any Buyer Affiliate (or any omissions therefrom), other than (in the case of Buyer) in respect of the specific representations and warranties.
ARTICLE 6
COVENANTS OF SELLER
Seller agrees to the following covenants with respect to itself:
6.1 Conduct of Business.
(A) Except as may be otherwise expressly permitted by this Agreement, or with the prior consent of Buyer, until the earlier of the Termination Date or the Closing Date, Seller will: (i) operate the Business only in the ordinary course; (ii) use commercially reasonable efforts to preserve intact the organization of the Business; (iii) continue in full force and effect all existing insurance and similar policies of or relating to the Business; and (iv) use commercially reasonable efforts to preserve each of Seller’s relationships with its suppliers, customers, licensors and licensees and others having business dealings with Seller relating to the Business.

(B) Without limiting the generality of Section 6.1(A), until the earlier to occur of the Termination Date or the Closing Date, and except as may be otherwise expressly permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, Seller shall not, with respect to the Business:
(i) enter into any transaction in excess of Ten Thousand dollars ($10,000.00) in connection with the Business outside the ordinary course of business;
(ii) conduct the Business in a manner that departs materially from the manner in which the Business was being conducted prior to the date of this Agreement;
(iii) sell, lease, license, transfer, mortgage or assign any of the Acquired Assets or Liabilities, tangible or intangible, other than in the ordinary course of business;
(iv) cancel, compromise, knowingly waive or release any material right or claim (or series of related rights and claims) under any contracts that form a part of the Acquired Assets, outside the ordinary course of business;
(v) make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any material bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee of the Business or the NASI Employees, other than the increases and payments in the ordinary course of business consistent with past practice in the compensation payable to employees of the Business and the NASI Employees;
(vi) hire any employees such that the total number of employees of the Seller or the NASI Employees is greater than 13;
(vii) establish, adopt, enter into, amend or modify in any material respect, or terminate, except as required by any Applicable Law, any Plan; and
(viii) agree to do any of the foregoing.
If Seller wishes to engage in any act that falls within the provisions of Section 6.1(B), Seller shall provide prior written notice thereof to Buyer who shall advise Seller in writing within five (5) business days of whether Buyer has an objection to such action.
6.2 Access. Subject to reasonable notice and as permitted by law, and subject to the Non-Disclosure Agreement, Seller shall afford to Buyer and its accountants, counsel and other agents and representatives access during normal business hours throughout the period from the date hereof until the earlier of (i) the Closing Date or (ii) the Termination Date to all of the properties, books, contracts, commitments and records of the Business and, during such period, Seller shall furnish promptly to Buyer and its representatives in relation to the Business access to all other information concerning the business, properties and personnel of the Business, including information to allow Buyer to evaluate and select the Buyer Employees, as Buyer may reasonably request. Seller shall promptly upon request provide Buyer access to a true, complete and correct copy of each written agreement or other instrument, together with all amendments or clarifications thereto, and a true, complete and correct summary of the terms and conditions of each oral agreement, identified in Seller’s Disclosure Schedule. If access is restricted due to a term in the agreement or by Applicable Law, Seller shall use its commercially reasonable efforts to secure consent from the other party(ies) to the agreement to provide such access prior to the Closing with sufficient time for Buyer review. Buyer will treat the documents and other material and information referred to in this Section 6.2 as confidential in compliance with Section 8.4.

6.3 Non-Competition and Non-Solicitation. Seller acknowledges that, prior to Closing, Buyer plans to offer employment to a sufficient number of (i) Seller’s current employees and/or consultants and (ii) the NASI Employees (collectively, the “Buyer Employees”) to allow Buyer to achieve hiring, as of the Closing Date, at least 75% of the Buyer Employees as at-will employees of the Buyer. Seller acknowledges that those Buyer Employees who wish to accept offers of employment with Buyer will resign their employment with Seller and/or NASI and will cease providing services to Seller and/or NASI as of the Closing Date. Seller acknowledges and expressly waives any non-competition, non-solicitation and confidentiality obligations owed by Buyer Employees to Seller and/or NASI for purposes of hiring the Buyer Employees. From and after the Closing Date, Buyer (and any legal successor) will have sole discretion over the promotion, retention, termination and other terms and conditions of the employment of any Buyer Employee hired by Buyer.
Further, in consideration for Buyer entering into the transaction contemplated by this Agreement to purchase the Acquired Assets, Seller agrees as follows:
(A) Non-Competition. Seller agrees that Seller and the Seller Affiliates will not, unless with the prior written consent of Buyer, for a period of three (3) years following the Closing (“Restricted Period”), (i) solicit, conduct business with, or provide Business-related services or products to, any client who received Business-related or similar services or products from Seller, within 24 months prior to the Closing within the Territory (defined below), (ii) directly or indirectly, own, invest in, fund, establish, operate, manage, join, control or participate in or be connected as an officer, employee, partner, landlord, consultant, member or otherwise, with any other business providing products or services in the Business located within the area in which Seller conducted Business or sold similar products or services as of the Closing Date (“Territory”) (specifically including, but not limited to, Connectic, or its affiliates, Jeffrey Stromberg and Jason Cwick), (iii) directly or indirectly, solicit or hire any person employed by Buyer, any of Buyer’s predecessors-in-interest, including the Buyer Employees or (iv) seek to purchase, purchase, obtain or receive any product or service involved in the Business from Connectic, or its affiliates, Jeffrey Stromberg or Jason Cwick , or hire or contract with Connectic, or its affiliates, Jeffrey Stromberg or Jason Cwick to provide products or services involved in the Business to Seller, NASI, Bogie or Bettenburg.
(B) Tolling. If Seller violates any of the restrictions contained in this section, the Restricted Period will be suspended and will not run in favor of Seller from the time of the commencement of any violation until the time when Seller cures the violation.
(C) Remedies. Seller acknowledges that the restrictions contained in this section, in view of the nature of Buyer’s business and the transactions contemplated by this Agreement, are reasonable and necessary to protect Buyer’s legitimate business interests. Seller also acknowledges that the remedy at law for a breach of the foregoing will be and is inadequate, and that any violation of this section would result in irreparable injury to Buyer. Seller therefore acknowledges that, in addition to all other remedies available at law or in equity, in the event of a breach or a threatened breach by Seller of this section, Buyer shall be entitled to (i) a temporary restraining order and injunctive relief restraining Seller from the commission of any breach, without having to post bond for such injunctive relief, (ii) recover attorney’s fees, expenses and costs Buyer incurs in such action, and/or (iii) recover any and all other damages to which Buyer may be entitled at law or in equity as a result of such breach.
(D) Reformation. The parties confirm that the activity, territorial and time limitations set forth herein are reasonable and properly required for the adequate protection of Buyer and its legitimate business interests. Notwithstanding their agreement that such limitations are reasonable, the parties acknowledge and agree that it is possible that a court of competent jurisdiction could differ on the limitations for any covenant not to compete. Accordingly, if any court of competent jurisdiction determines that any of the limitations herein shall exceed the maximum permitted by applicable law, then such court shall reform such provision to be enforceable to the maximum extent permitted by applicable law.

(E) No Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this section shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either party with respect thereto shall continue in full force and effect.
6.4 Release of Liens, Security Interests and Financing Leases. Seller shall transfer the Acquired Assets to Buyer at the Closing, free and clear of all liens, interests, claims, security interests and encumbrances, including acquired financing/capital leases (and any liens and interests associated therewith) and other contracts acquired by Buyer.
6.5 Plans, Benefits and Policies. Seller acknowledges that Buyer has no obligation to hire any of Seller’s or NASI’s employees that desire to be hired by Buyer and Seller shall retain all liabilities related to its Plans. The terms and provisions of this Section 6.5 are intended solely for the benefit of each party to this Agreement and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights, and this Section 6.5 does not confer any such rights, upon any Buyer Employees.
6.6 Use of Corporate Name. After the Closing Date, Seller will cease and discontinue the use of the company name “Ancept,” “Ancept Media Server,” or any other name confusingly similar to such names, except that for a reasonable period of time from the Closing Date, Seller may refer to those names in connection with identifying itself as “formerly known as” one or more of those names where such identification is required by law, rule or regulation.
6.7 Obligation to Update. Between the date of this Agreement and the Closing Date, Seller shall promptly notify in writing Buyer if Seller becomes aware of any fact or condition that causes or constitutes a breach of any representation or warranty of Seller as of the date of this Agreement or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in Seller’s Disclosure Schedules if Seller’s Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller shall promptly deliver to Buyer a supplement to Seller’s Disclosure Schedules specifying such change. During the same period, Seller shall promptly notify Buyer of the occurrence of any breach of any of its covenants in Article 6 or Article 8 or the occurrence of any event that could adversely affect the satisfaction of the conditions in Article 9. Any notification provided pursuant to this Section 6.7 shall not relieve Seller of its obligations pursuant to Article 9 or Buyer’s rights pursuant to Section 12.2.
6.8 Exclusivity. Until the earlier of (A) the termination of this Agreement pursuant to Article 11 or (B) the Closing Date, Seller shall not, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to (i) any business combination transaction involving Seller, including the merger or consolidation of Seller or the sale of Seller’s business or any of its assets (other than in the ordinary course of business), or (ii) the issuance, sale or transfer of membership interests (or securities exercisable for, or convertible or exchangeable into, membership interests, or other equity interests or equity equivalents) or debt securities of Seller or any of its subsidiaries or affiliates.

ARTICLE 7
COVENANTS OF BUYER
7.1 Investigation. In conducting its review of the Business, Buyer shall conduct itself so as to not unreasonably interfere with the Business or with the performance of Seller’s employees.
7.2 Access. Subject to reasonable notice and as permitted by law, and subject to the Non-Disclosure Agreement, Buyer shall afford to Seller and their accountants, counsel and other agents and representatives access during normal business hours throughout the period from the date hereof until the earlier of (i) the Closing Date or (ii) the Termination Date, to all of the properties, books, contracts, commitments and records of Buyer’s business and, during such period, Buyer shall furnish promptly to Seller and its representatives in relation to its business access to all other information concerning its business, properties and personnel as Seller may reasonably request. Buyer shall promptly upon request provide Seller access to a true, complete and correct copy of each written agreement or other instrument, together with all amendments or clarifications thereto, and a true, complete and correct summary of the terms and conditions of each oral agreement, identified in Buyer’s Disclosure Schedule. If access is restricted due to a term in the agreement or by Applicable Law, Buyer shall use its commercially reasonable efforts to secure consent from the other party(ies) to the agreement to provide such access prior to the Closing with sufficient time for Seller review. Seller will treat the documents and other material and information referred to in this Section 7.2 as confidential in compliance with Section 8.4.
7.3 WARN Act. Buyer shall be responsible for the timely dissemination of any and all notices required under the WARN Act that result from the Closing of the Contemplated Transactions.
7.4 Quarterly Financial Statements. The financial statements of Buyer included in its Quarterly Reports on Form 10-Q for the fiscal quarters during the year 2009 will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, will be prepared in accordance with GAAP (except, in the case of unaudited statements as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of Buyer as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not have a Material Adverse Effect on Buyer).
7.5 Issuance of Buyer’s Stock. Upon Buyer’s issuance to Seller of Buyer’s Stock at the Closing in consideration for the transfer of the Acquired Assets and Liabilities, Buyer’s Stock (A) will be duly authorized, and (B) will be validly issued, fully paid and nonassessable, free and clear of any and all Taxes, liens, claims, preemptive or similar rights or encumbrances imposed by or through the Buyer.
ARTICLE 8
COVENANTS OF ALL PARTIES
8.1 Cooperation Among Parties. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to cooperate with each other in order to consummate the Contemplated Transactions in a timely manner, including doing the following;
(A) to execute and deliver any further instruments or documents that are reasonably requested by a party or counsel to any party signatory hereto to evidence or facilitate the consummation of the Contemplated Transactions;
(B) to hire at least seventy-five percent (75%) of the Buyer Employees; and

(C) to assign to Buyer with respect to its assumption of all capital and operating leases of Seller used in the operation of the Business that are included in the Acquired Assets.
The parties acknowledge and agree that time is of the essence, and they will work together in an attempt to (i) finalize forms of ancillary agreements to be delivered at the Closing, and (b) close the Contemplated Transactions as soon as feasible and in no event after March 13, 2009.
8.2 Consents. Seller and Buyer will use their commercially reasonable efforts to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, orders, permits or approvals of, or notices to, or filings, registrations or qualifications with, all Governmental Authorities and any other Person or entity that are required on their respective parts, for the consummation of the Contemplated Transactions.
8.3 Liability for Transfer Taxes. Seller shall be responsible for and pay in a timely manner all sales, use, value added, documentary, stamp, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (including without limitation any goods and services Tax, but for the avoidance of doubt, excluding any income Taxes) (“Transfer Taxes”) arising out of or in connection with or attributable to the Contemplated Transactions. Seller shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are required under Applicable Law, provided, however, that Seller’s preparation of such Tax Returns shall be subject to Buyer’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.
8.4 Confidentiality.
(A) Except as expressly modified by this Agreement, the Mutual Non-Disclosure Agreement executed between the parties on November 13, 2008 (the “Confidentiality Agreement” or “Non-Disclosure Agreement”) will remain in full force and effect. If the Contemplated Transactions are not consummated, each party will immediately return or destroy all confidential information of the other party and any and all copies thereof, however stored, and, if requested by the other party, shall certify conformity with this Section 8.4(A) in writing.
(B) Except to the extent a party is required by law, rule or regulation, no party shall, and will direct its representatives not to make, without the prior written consent of the other party, directly or indirectly, any public comment, statement or communication with respect to, or otherwise disclose or to permit the disclosure of the existence of, the terms of this Agreement. If a party is required by law to make such a disclosure, or if a party must make such disclosure to satisfy a legal demand of a court of competent jurisdiction or regulatory body, it must first provide to the other party the content of the proposed disclosure, and the time and place that the disclosure will be made. Upon consummation of the Contemplated Transactions, Buyer will be entitled to publicize the Acquisition in its customary manner.
8.5 Post-Closing Cooperation Among Parties. Following the Closing Date, to the extent Buyer may determine that the parties failed to include a Contract necessary to operate the Business among the Assumed Contracts, Seller shall use its commercially reasonable efforts to assist Buyer so that such Contract shall be assigned to and assumed by Buyer.

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE
The obligations of Buyer to purchase the Acquired Assets and Liabilities and otherwise consummate the Contemplated Transactions that are to be consummated at the Closing are subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may (to the extent permitted by Applicable Law) be waived by Buyer, in its sole discretion, in whole or in part):
9.1 Accuracy of Representations and Warranties. The representations and warranties of Seller set forth in Article 4 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (A) any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date, or (B) the accuracy of any of such representations and warranties is affected by any of the Contemplated Transactions.
9.2 Performance. Seller shall have performed in all material respects all obligations required by this Agreement to be performed by Seller on or before the Closing Date.
9.3 No Conflict. The Contemplated Transactions and the consummation of the Closing shall not be illegal or prohibited under any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the Contemplated Transactions or the consummation of the Closing or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations made by any Governmental Authority) that would reasonably be expected to have a material adverse effect on the Contemplated Transactions.
9.4 Certificate. Buyer shall have received from an executive officer of Seller certificates dated as of the Closing Date, confirming to such person’s Knowledge that the conditions applicable to it in Sections 9.1, and 9.2 have been met, and including copies of the necessary company resolutions of Seller that authorize the transaction.
9.5 Consents. All approvals, consents, waivers and authorizations required to be obtained by Seller in connection with the Contemplated Transactions, including those consents listed on Schedule 4.5 and Schedule 4.10(B) shall have been obtained and shall be in full force and effect.
9.6 Transfer Documents. Seller shall have delivered to Buyer at the Closing all documents, certificates and agreements necessary to transfer to Buyer all of Seller’s right and title to and interests in the Acquired Assets and Liabilities, in form and substance reasonably satisfactory to Buyer, including, without limitation:
(A) bills of sale, assignments, leases and general conveyances with respect to the Acquired Assets and Liabilities, dated as of the Closing Date;
(B) assignments of all Assumed Contracts and any other agreements and instruments constituting Acquired Assets and Liabilities assigning to Buyer all of Seller’s right, title and interest therein and thereto, dated as of the Closing Date;
(C) certificates of title to all Acquired Assets identified on Schedule 2.1(i) that are evidenced by titles, duly endorsed for transfer to Buyer as of the Closing Date; and
(D) any UCC termination filings that are necessary for Seller to be able to transfer and convey to Buyer the Acquired Assets and Liabilities free and clear of any and all liens, interests, claims, security interests and encumbrances, other than liens, interests, claims, and security interests that Buyer agrees to assume.

9.7 Other Deliveries. Buyer shall have received the deliveries set forth in Sections 3.9(A), (B), and (C).
9.8 Connectic License. Seller and Connectic, Inc. (“Connectic”) shall have entered into a license agreement, on terms reasonably acceptable to Buyer (the “Connectic Agreement”) and assign such agreement to Buyer.
9.9 Confirming Assignments. Seller shall have delivered to Buyer at the Closing evidence reasonably satisfactory to Buyer that Seller’s employees and consultants that participated in the development or modification of the Seller Software have validly assigned all right, title and interest in such development or modifications, including all Intellectual Property Rights therein, to Seller free and clear of any royalty obligation or other Encumbrance. For avoidance of doubt, with respect to consultants or employers that are legal entities (such as NASI), such evidence will not only include an assignment from such legal entity to Seller, but also evidence of valid assignments to such legal entity from their employees and consultants.
9.10 Buyer Employees. At least seventy-five percent (75%) of the Buyer Employees shall have agreed in writing to work for Buyer after the Closing.
9.11 Tax Certificates. Seller shall have provided to Buyer certificates dated as of a date not earlier than the fifth business day prior to the Closing Date (A) as to the good standing and payment of all applicable Taxes by Seller, executed by the appropriate official of the State of Minnesota and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as set forth on Schedule 4.1 and (B) from the appropriate taxing authorities (including, but not limited to, those authorities in the states listed on Schedule 4.1) stating that no Taxes are due from any state or other taxing authority for which Buyer could have liability to withhold or pay Taxes with respect to the transfer of the Acquired Assets.
9.12 Change of Corporate Name. On or prior to the Closing Date, and in any event within five (5) business days after the Closing Date, Seller will have provided to Buyer with evidence that Seller has legally changed its company name to some other name that does not include “Ancept,” “Ancept Media Server” or any other name confusingly similar to such names.
9.13 No Material Adverse Effect. Since the date of this Agreement, there shall have been no event or circumstance or series of related events or circumstances that have caused or could reasonably be expected to cause a Material Adverse Effect on the Business.
ARTICLE 10
CONDITIONS TO OBLIGATIONS OF SELLER TO CLOSE
The obligation of Seller to sell, transfer and convey the Acquired Assets and Liabilities to Buyer and otherwise consummate the Contemplated Transactions that are to be consummated at the Closing is subject to the satisfaction, as of the day of Closing, of the following conditions (any of which may (to the extent permitted by Applicable Law) be waived by Seller, in its sole discretion in whole or in part):
10.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Article 5 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (A) any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date, or (B) the accuracy of any of such representations and warranties is affected by any of the Contemplated Transactions.

10.2 Performance. Buyer shall have performed in all material respects all obligations required by this Agreement to be performed by Buyer on or before the Closing Date.
10.3 No Conflict. The Contemplated Transactions and the consummation of the Closing shall not be illegal or prohibited under any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the Contemplated Transactions or the consummation of the Closing, or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) that would reasonably be expected to have a material adverse effect on the Contemplated Transactions.
10.4 Certificate. Seller shall have received from an executive officer of Buyer a certificate dated the Closing Date confirming, to such person’s Knowledge, that the conditions in Sections 10.1 and 10.2 have been met, and including copies of the necessary corporate resolutions of Buyer that authorize the transaction.
10.5 Consents. All corporate approvals, consents, waivers and authorizations required to be obtained by Buyer in connection with the Contemplated Transactions that are identified on Schedule 5.5 shall have been obtained and shall be in full force and effect.
10.6 Other Deliveries. Seller shall have received the deliveries required to be made to it as set forth in Section 3.8 (A), (B) and (C).
ARTICLE 11
TERMINATION
11.1 Right to Terminate Agreement. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing (the actual date on which this Agreement is terminated being referred to herein as the (“Termination Date”)) by written notice from one party to the other under the following circumstances:
(A) if the Closing has not occurred on or before the Closing Date, unless such failure to close is due to the failure of the party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement;
(B) by mutual written consent of Buyer and Seller;
(C) by Buyer, if any of the conditions in Article 9 has not been satisfied or if satisfaction of any such condition is or becomes impossible, in each case as of March 13, 2009 (other than through the failure of Buyer to comply with Buyer’s obligations under this Agreement), and Buyer has not waived such conditions on or before the Closing Date; and
(D) by Seller, if any of the conditions in Article 10 has not been satisfied or if satisfaction of any such condition is or becomes impossible, in each case as of March 13, 2009 (other than through the failure of Seller to comply with Seller’s obligations under this Agreement), and Seller has not waived such conditions on or before the Closing Date.

11.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 11.1:
(A) Each party shall promptly cause to be returned to any other party all documents and information obtained from such other party in connection with this Agreement and the Contemplated Transactions and all confidential information of such other party, including any copies of such documents and information.
(B) All rights and obligations of the parties hereunder shall terminate without any liability of any party to the other party except for (i) the confidentiality provisions contained in Section 8.4 and the Confidentiality Agreement entered into prior to this Agreement between the parties, (ii) the rights and obligations of the parties under this Section 11.2 and (iii) Article 13. The parties agree that the remedies of the parties set forth in paragraphs (i) — (iii) of this Section 11.2(B) are the sole and exclusive remedies of the parties upon the termination of this Agreement prior to the Closing.
ARTICLE 12
SURVIVAL AND LIMITATION OF LIABILITY
12.1 Survival of Representations, Warranties and Covenants. The representations and warranties set forth in this Agreement shall survive for a period of twenty-four (24) months from the Closing Date. Notwithstanding the above, the following provisions shall survive the Closing: (A) Sections 2.4, 3.4, 3.5, 4.18, 4.19, 4.20, 4.21, 4.22, 4.23, 4.24, 6.6, Article 12 and Article 13 shall continue without expiration or limit, (B) the confidentiality obligations of the parties as set forth in Section 8.4 shall survive for the period of time set forth in the Confidentiality Agreement and (C) any and all representations and warranties as to Taxes or Tax liabilities, employees and benefits (as set forth in Section 4.21), Title to Acquired Asset (as set forth in Section 4.8) and Transferred Intellectual Property (as set forth in Section 4.9) shall survive for the applicable statute of limitations. Notwithstanding the immediately preceding sentences, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentences if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice. All covenants and agreements of the parties contained in this Agreement will survive the Closing indefinitely.
12.2 Indemnification.
(A) Seller hereby agrees, to indemnify, defend and hold harmless Buyer, and its successors and assigns against any and all liabilities, damages and losses, and all costs or expenses, including, without limitation, reasonable attorneys’ and consultants’ fees and expenses (excluding incidental and consequential damages) (all of the foregoing hereinafter referred to as “Damages”), incurred or suffered by Buyer as a result of or arising out of (i) any inaccuracy or breach of any of the representations or warranties made by Seller in or pursuant to this Agreement, and (ii) the breach of any covenant, obligation or agreement made or to be performed, fulfilled or complied with by Seller pursuant to this Agreement or the agreements to be executed in connection therewith.
(B) Buyer hereby agrees, to indemnify, defend and hold harmless the Seller against Damages incurred or suffered as a result of or arising out of (i) any inaccuracy or breach of any representation or warranties made by Buyer in or pursuant to this Agreement, and (ii) the breach of any covenant, obligation or agreement made or to be performed, fulfilled or complied with by Buyer pursuant to this Agreement, including the payment of any of the Assumed Liabilities.

12.3 Indemnification Procedure for Third Party Claims.
(A) Promptly after receipt by an indemnified party (the “Indemnified Party”) of notice from any third party of a claim or demand in respect of which indemnity may be sought under Section 12.2(A) or (B) which is asserted against or sought to be collected from the Indemnified Party, including the commencement of any Action against it (“Third Party Claim”), the Indemnified Party shall, if a claim is to be made against an indemnifying party (the “Indemnifying Party”) under such Section 12.2(A) or (B), as applicable, give notice to the Indemnifying Party of the Third Party Claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is prejudiced by the Indemnifying Party’s failure to receive such notice.
(B) If any Third Party Claim referred to in Section 12.3(A) is brought against an Indemnified Party and it gives written notice to the Indemnifying Party of such claim, the Indemnifying Party will be entitled to participate in any Action underlying the claim and, to the extent that it wishes (unless the Indemnifying Party is also a party to such Action and the Indemnified Party determines in good faith that joint representation would be inappropriate, in which event such Indemnified Party shall have the right to retain, at the Indemnifying Party’s expense, one separate counsel, reasonably satisfactory to the Indemnifying Party, to defend such claim on behalf of such Indemnified Party), assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Action, except in the circumstances described in the parenthetical above, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 12.3(B) for any fees of other counsel or any other expenses with respect to the defense of such claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of the Third Party Claim: (i) no compromise or settlement of such claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless (except in respect of any claim for Taxes, where the Indemnified Party’s consent shall be required in all events) (a) there is no finding or admission of any violation of law or order or any violation of the rights of any Person, (b) such settlement or compromise releases the Indemnified Party in connection with such Third Party Claim, (c) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party or (d) such settlement or compromise does not require any payment or other action by, or limitation on, the Indemnified Party; (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claim effected without its written consent and (iii) the Indemnified Party shall have the right to participate in such defense and to employ counsel, in each case, at its own expense. Subject to this Section 12.3(B), if notice is given to an Indemnifying Party of any Third Party Claim and the Indemnifying Party does not, within ten (10) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Action, the Indemnifying Party will be bound by any determination made in such Action or any compromise or settlement effected by the Indemnified Party, and the Indemnifying Party will be responsible for any losses incurred in connection with the defense, compromise, settlement or final determination of such Action.
12.4 Indemnification Procedure for Other Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article 12 that does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party of a claim promptly following the Indemnified Party becoming aware of the same. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article 12, except to the extent that the Indemnifying Party has been materially prejudiced by such failure. If the Indemnifying Party does not deliver written notice of its objection to all or any part of such claim or demand to the Indemnified Party (a “Counter Notice”) within twenty (20) days of its receipt of notice of such claim or demand from the Indemnified Party, then the Indemnifying Party shall be deemed to have accepted such claim or demand and shall promptly pay or cause to be paid the amount claimed or demanded by the Indemnified Party.

12.5 Indemnification Cap. Notwithstanding anything in this Article 12 to the contrary, the maximum aggregate amount payable by an Indemnifying Party to an Indemnified Party for Damages in respect of any claim or claims made by an Indemnified Party for indemnification under Section 12.2(A) or (B) (each, a “Claim”) shall not exceed the value of all amounts actually received by Seller at any time pursuant to the terms of this Agreement (the “Cap”). For purposes of determining the Cap, the value of shares of Buyer’s Stock issued by Buyer shall be the value per share at the time of issuance.
12.6 Exclusive Remedy. The parties hereto hereby acknowledge and agree that one of the purposes of the representations and warranties and covenants and obligations in this Agreement is to give the aggrieved party the right to be indemnified pursuant to this Agreement. Accordingly, each of the parties hereto hereby acknowledge and agree that except for a claim or action for fraud, the indemnification rights of the parties under this Article 12 represent the sole and exclusive remedy that the parties hereto have following the Closing with respect to any misrepresentation or breach of any representation, warranty or covenant under this Agreement on the part of any party hereto.
12.7 Right of Set-Off. Pursuant to the procedures set forth in this Section 12.7, Buyer shall be entitled to pursue Seller for amounts pursuant to this Article 12 or under any other provision of this Agreement by any and all remedies available in law and/or in equity, including, but not limited to, the right of Buyer to set-off any amount due as a direct credit against any sums due or becoming due to the Seller under this Agreement. In the event Buyer makes a claim, in good faith (the “Buyer Claim”) for indemnification under this Article 12 or for amounts owed to Buyer under any other provision of this Agreement, Buyer may, at its option, by giving written notice to Seller (without limiting any other rights it may have at law or equity), withhold all or a portion of the amounts to be paid to Seller under this Agreement or any other agreement, and pay such amounts into escrow with an escrow agent to be mutually agreed upon by Buyer and Seller. Such amounts will be held in escrow pending final adjudication or settlement of the claim. The amount to be withheld shall equal the indemnification amount or other amount reasonably deemed due under the Buyer Claim. On the date that there is a final adjudication or settlement of the Buyer Claim, if the final adjudication or settlement (the “Settlement Amount”) equals or exceeds the escrow amount, Buyer shall retain the escrow amount, together with any and all interest accrued and earned on the escrowed funds, in full or partial satisfaction of the Buyer Claim, as the case may be, and if the Settlement Amount is less than the escrow amount, the remaining escrow amount will be released to the Seller.

ARTICLE 13
MISCELLANEOUS PROVISIONS
13.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (A) delivered personally, (B) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (C) sent by reputable next-day or overnight mail or courier. All such notices, requests, demands, waivers and other communication shall be deemed to have been received (i) if by personal delivery, upon delivery, (ii) if by certified or registered mail, on the fifth business day after the mailing thereof, (iii) if by next-day or overnight mail or courier, on the business day after such mailing, (iv) if by facsimile, after telephone confirmation that the facsimile has been received in total. Any communications to a party shall be sent to the party at the following addresses:

Buyer:	ViewCast.com, Inc.
3701 W. Plano Parkway, Suite 300
Plano, Texas 75075
Attention: Chief Financial Officer

Tel: 972-488-7200
Fax: 972-488-7245

with a copy to:	Haynes and Boone, LLP
2323 Victory Avenue
Suite 700
Dallas, Texas 75219
Attention: Bruce Newsome, Esq.

Tel: 214-651-5119
Fax: 214-200-0636

Email: bruce.newsome@haynesboone.com

Seller:	Ancept Media Server, LLC
2901 East 78th Street
Bloomington, Minnesota 55425
Attention: David A. Bogie and Philip J. Bettenburg

Tel: 952-374-6704
Fax: 952-374-6701

with a copy to:	Sjoberg & Tebelius, P.A.
Woodhill Office Park
2145 Woodlane Drive, Suite 101
Woodbury, Minnesota 55125
Attention: Mark A. Tebelius

Tel: 651-738-3433
Fax: 651-738-0020

Email: mark@stlawfirm.com
or, in each case, to such other address of a party as may be specified in writing by such party to the other parties in the manner set forth in this Section 13.1.

13.2 Severability. Any term or provision of the Agreement that is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of the Agreement or affecting the validity or enforceability of any of the terms or provisions of the Agreement in any other jurisdiction.
13.3 Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into the Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of the Agreement.
13.4 Exhibits and Schedules. Each of the Exhibits and Schedules referred to in the Agreement and attached hereto, and all signed documents to be delivered in connection with this Agreement are an integral part of the Agreement and are incorporated herein by this reference.
13.5 Rules of Construction. Unless the context otherwise requires: (A) a term has the meaning assigned to it; (B) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (C) references in the singular or to ‘him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be; (D) the use of the word “including” shall mean including, without limitation, with regard to the items listed thereafter; (E) the headings in the Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of the Agreement or any provision thereof; (F) the Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused the Agreement to be drafted; (G) the use of the term “specific” in relation to a subject means relating exclusively to that subject; (H) references to “commercially reasonable efforts” in the Agreement shall require the efforts that a prudent person desirous of achieving a commercially reasonable result would use in similar circumstances to achieve a result within a commercially reasonable time; and (I) whenever a payment is to be made under the Agreement, such payment shall be by bank check or wire transfer.
13.6 Waiver; Remedies Cumulative. Except as expressly set forth in this Agreement, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (A) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (B) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (C) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. Any waiver must be in writing and signed by the party or parties against whom it is sought to be enforced.
13.7 Costs. Except as expressly set forth in this Agreement, each of Buyer and Seller will be responsible for and bear all of its respective costs and expenses (including the expenses of its representatives) incurred at any time in connection with this Agreement and the Contemplated Transactions.
13.8 Entire Agreement. Except with respect to the Confidentiality Agreement, this Agreement constitutes the entire agreement among the parties and supersedes all prior oral or written agreements, understandings, representations and warranties and courses of conduct and dealing between the parties on the subject matter thereof. Except as otherwise provided herein, this Agreement may be amended or modified only by a writing executed by all of the parties.

13.9 Assignments; Successors; and No Third Party Rights. No party may assign any of its rights or delegate any of its rights or obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any wholly-owned subsidiary of Buyer by providing notice of such assignment to the other parties provided that Buyer and such subsidiary shall remain jointly and severally liable for the performance of its obligations hereunder for the period of time such obligations are enforceable under this Agreement. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except to such wholly-owned subsidiary of Buyer to whom the Acquired Assets and Liabilities may be sold, and except for such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.9.
13.10 Governing Law; Jurisdiction and Service of Process. This Agreement will be governed by and construed under the laws of the State of Texas without regard to conflicts-of-laws principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought in the courts of the State of Texas, County of Collin, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Texas, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or convenience of forum, agrees that all claims in respect of the proceedings shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement or the Contemplated Transactions in any other court. Process in any action or proceeding referred to in this Section 13.10 may be served on any party anywhere in the world.
13.11 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.
[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the date first above written.
BUYER:

ViewCast.com, Inc. dba ViewCast Corporation, a Delaware corporation

By:	/s/ David T. Stoner
David T. Stoner, President and CEO

SELLER:

Ancept Media Server, LLC, a Minnesota limited liability company

By:	/s/ Gregory J. Springer
Gregory J. Springer, Chief Financial Officer

EXHIBIT A
Definitions
The following terms, as used in this Agreement, shall have the following meanings unless otherwise specifically defined therein:
“Accountant” has the meaning set forth in Section 3.7.
“Accounts Receivable” has the meaning set forth in Section 3.4.
“Acquired Assets” has the meaning set forth in Section 2.1.
“Acquired Assets and Liabilities” has the meaning set forth in Section 2.1.
“Acquisition” has the meaning set forth in the recitals.
“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, hearing, inquiry, investigation or similar event, occurrence or proceeding.
“Agreement” has the meaning set forth in the introductory paragraph.
“Applicable Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, and (b) orders, decisions, injunctions, judgments, awards and decrees of, or agreements with, any Governmental Authority.
“Articles of Organization” means the Articles of Organization filed by Seller on December 21, 2005 with the Minnesota Secretary of State.
“Assets” has the meaning set forth in Section 2.1.
“Assumed Contracts” has the meaning set forth in Section 2.1.
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Bettenburg” has the meaning set forth in Section 3.8.
“Bettenburg Non-Compete” has the meaning set forth in Section 3.8.
“Bogie” has the meaning set forth in Section 3.8.
“Bogie Non-Compete” has the meaning set forth in Section 3.8.
“Business” means the development and licensing of software products that provide the management of the life cycle phases of digital media, from creation and approval, to processing maintenance, distribution, consumption, expiration and archive; the related support, customization and other services to software customers; and marketing and selling of such software products directly and through indirect channels.

i

“Buyer” has the meaning set forth in the introductory paragraph.
“Buyer Affiliates” has the meaning set forth in Section 4.21.
“Buyer Claim” has the meaning set forth in Section 12.7.
“Buyer’s Disclosure Schedule” has the meaning set forth in Article 5.
“Buyer Employees” has the meaning set forth in Section 6.3.
“Buyer Financial Statements” has the meaning set forth in Section 5.8.
“Buyer SEC Documents” has the meaning set forth in Section 5.8.
“Buyer’s Knowledge” (or other words to that effect) means the actual knowledge of a fact or matter of either Mr. David Stoner or Ms. Laurie Latham, or a fact or matter or awareness that either Mr. Stoner or Ms. Latham should have reasonably discovered, or otherwise become aware of that fact or matter, in the ordinary course of conducting the business of Buyer; provided, however, that Buyer’s Knowledge shall not be construed to impose any duty on Mr. Stoner or Ms. Latham to investigate the matter to which such knowledge or absence thereof pertains, or to impose upon Mr. Stoner or Ms. Latham any individual personal liability other than related to fraud or intentional misrepresentation. The failure of Mr. Stoner or Ms. Latham to investigate any matter to which the absence of knowledge pertains shall not be deemed an admission by Seller that Mr. Stoner or Ms. Latham satisfied the reasonable discovery and awareness standard set forth above.
“Buyer’s Stock” shares of Buyer’s common stock, $0.0001 par value per share.
“Cap” has the meaning set forth in Section 12.5.
“Cisco” has the meaning set forth in Section 3.2.
“Claim” has the meaning set forth in Section 12.5.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Date Balance Sheet” has the meaning set forth in Section 3.3.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” has the meaning set forth in Section 8.4.
“Connectic” has the meaning set forth in Section 9.8.
“Connectic Agreement” has the meaning set forth in Section 9.8.
“Contemplated Transactions” means the transactions contemplated by the Agreement.

“Contracts” means all legally binding agreements, contracts, commitments, orders, licenses, leases and other instruments and arrangements, express or implied, oral or written, whether or not enforceable.
“Counter Notice” has the meaning set forth in Section 12.4.
“Damages” has the meaning set forth in Section 12.2.
“Deferred Revenue” has the meaning set forth in Section 3.4.
“Dispute Notice” has the meaning set forth in Section 3.7.
“Earn-Out Business” has the meaning set forth in Section 3.6.
“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Laws” means all applicable federal, state and local laws, ordinances and regulations pertaining to protection of public health, welfare or the environment, protection of air and water quality, storage, handling and use of Hazardous Materials, and generation, storage, disposal or other management of waste materials, the Clean Air Act, the Federal Water Pollution Control Act, as amended by the Clean Water Act, the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and the rules, regulations and ordinances of the cities and other jurisdictions in which the Business is located, the United States Environmental Protection Agency and all other applicable Governmental Authorities.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 4.25.
“Equipment Leases” has the meaning set forth in Section 4.8.
“Exploited” shall mean, with respect to Software or other Intellectual Property, manufactured, produced, distributed, modified, supplemented, extended, published, performed, offered, transmitted, used, provided, licensed, or sold and each of “Exploit” and “Exploitation” shall have a corresponding meaning.
“Exchange Act” has the meaning set forth in Section 5.8.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Final Determination” has the meaning set forth in Section 3.4.
“Financial Statements” has the meaning set forth in Section 4.6.
“Financial Statements Date” has the meaning set forth in Section 4.6.

“First Earn-Out Date” has the meaning set forth in Section 3.6.
“First Earn-Out Period” has the meaning set forth in Section 3.6.
“GAAP” means generally accepted United States accounting principles, applied on a consistent basis.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, quasi-governmental, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, any tribunal or arbitrator(s) of competent jurisdiction and any self-regulatory organization.
“Holdback Amount” has the meaning set forth in Section 3.3.
“Holdback Deficit” has the meaning set forth in Section 3.4.
“IBM” has the meaning set forth in Section 3.2.
“Indemnified Party” has the meaning set forth in Section 12.3.
“Indemnifying Party” has the meaning set forth in Section 12.3.
“Intellectual Property” shall mean and includes all algorithms, APIs, application program interfaces, customer lists, databases, schemata, data collections, design documents and analyses, diagrams, documentation, domain names, drawings, formulae, inventions (whether or not patentable), internet protocol addresses, know-how, literary works, logistics information, logos, maps, marketing plans and collateral, marks (including names, logos, slogans, and trade dress), methods, methodologies, network configurations, architectures, topologies and topographies, processes, program listings, programming tools, proprietary information, protocols, sales data, schematics, specifications, Software, Software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, websites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as blueprints, compilations of information, instruction manuals, notebooks, prototypes, reports, samples, studies, and summaries).
“Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works, (B) trademark and trade name rights and similar rights, (C) trade secret rights, (D) patents and industrial property rights, (E) other proprietary rights in Intellectual Property of every kind and nature and (F) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (A) through (E) above.
“Loan” has the meaning set forth in Section 3.2.
“Material Adverse Effect on Buyer” has the meaning set forth in Section 5.4.
“Material Adverse Effect on the Business” has the meaning set forth in Section 4.1.

“Minnesota Office Space” has the meaning set forth in Section 3.8.
“Minnesota Office Space Agreement” has the meaning set forth in Section 3.8.
“NASI” has the meaning set forth in Section 3.8.
“NASI Employees” has the meaning set forth in Section 4.25.
“NASI Non-Compete” has the meaning set forth in Section 3.8.
“Non-Disclosure Agreement” has the meaning set forth in Section 8.4.
“OEM” means an original equipment manufacturer.
“Open Source License” shall mean any license or agreement for any Open Source Technology.
“Open Source Technology” shall mean each of any Exploited Intellectual Property owned by, used by or licensed to Seller that (A) is distributed as or that contains, or is derived in any manner (in whole or in part) from, any Intellectual Property that is distributed as free software, open source software (e.g. Linux) or similar licensing or distribution models, or (B) requires as a condition of use, modification and/or distribution of such Intellectual Property that other Intellectual Property distributed with such Intellectual Property owned or licensed by Seller (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge, or (C) grants to any third party any rights to or immunities under the Intellectual Property and proprietary rights owned by Seller. Open Source Technology includes Intellectual Property licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) the Apache Software Foundation License, (b) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (c) The Artistic License (e.g., PERL), (d) the Mozilla Public License, (e) the Netscape Public License, (f) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), or (h) any license or distribution agreement or arrangement now listed on www.opensource.org/licenses/index.php.
“Owned Seller IP” shall mean all Seller IP owned or purported to be owned by the Company, including the Seller Software and all Company IP listed Schedule 4.9(B).
“Permitted Licenses” shall mean (a) licenses granted pursuant to the Contracts listed in Schedule 4.9(D) and (b) non-exclusive, internal use, access rights granted to end user customers in the ordinary course of business pursuant to Seller’s standard form of customer agreement documents.
“Permits” has the meaning set forth in Section 4.12.
“Person” means an individual, a corporation, a limited or general partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

v

“Personal Information” means, without limitation: (A) personally identifiable information or personal data as defined under the Legal Requirements of any jurisdiction in which the Company conducts business, including: (i) personally identifiable information as defined by Title V of the United States Gramm-Leach-Bliley Act, 15 U.S.C. §§6801, et seq., and any amendments thereto and regulations promulgated thereunder, or (ii) personal data as defined in the Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995, and any amendments thereto; and (B) personal information, including a person’s name, information about a person’s sex, date of birth, age, income, address, email address, telephone number, Social Security number, state identification or driver’s license numbers, account information, PIN numbers, access and security codes, login information, health or medical information, mother’s maiden name, or credit information.
“Plans” has the meaning set forth in Section 4.25.
“Purchase Price” has the meaning set forth in Section 2.1.
“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.
“Restricted Period” has the meaning set forth in Section 6.3.
“SEC” means the Securities and Exchange Commission.
“Second Earn-Out Date” has the meaning set forth in Section 3.6.
“Second Earn-Out Period” has the meaning set forth in Section 3.6.
“Securities Act” has the meaning set forth in Section 4.19.
“Seller” has the meaning set forth in the introductory paragraph.
“Seller Affiliates” has the meaning set forth in Section 4.21.
“Seller’s Disclosure Schedule” has the meaning set forth in Article 4.
“Seller IP” shall mean all Intellectual Property Rights and Intellectual Property owned, in whole or in part, by Seller, exclusively licensed to Seller or otherwise Exploited by Seller.
“Seller IP Contract” shall mean any Contract to which Seller is a party, or by which Seller is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Seller IP or any Intellectual Property developed by, with, or for Seller.
“Seller’s Knowledge” (or other words to that effect) means the actual knowledge of a fact or matter of either Mr. Philip J. Bettenburg or Mr. David A. Bogie, or a fact or matter or awareness that either Mr. Bettenburg or Mr. Bogie should have reasonably discovered, or otherwise become aware of that fact or matter, in the ordinary course of conducting the Business; provided, however, that Seller’s Knowledge shall not be construed to impose any duty on Mr. Bettenburg or Mr. Bogie to investigate the matter to which such knowledge or absence thereof pertains, or to impose upon Mr. Bettenburg or Mr. Bogie any individual personal liability other than related to fraud or intentional misrepresentation. The failure of Mr. Bettenburg or Mr. Bogie to investigate any matter to which the absence of knowledge pertains shall not be deemed an admission by Buyer that Mr. Bettenburg or Mr. Bogie have satisfied the reasonable discovery and awareness standard set forth above.
“Seller Products” has the meaning set forth in Section 4.9.

“Seller Software” shall mean the Software owned or purported to be owned by Seller, including the Ancept software and Ancept Lite software.
“Settlement Amount” has the meaning set forth in Section 12.7.
“Software” shall mean computer programs, together with input and output formats, the applicable source or object codes, data models, flow charts, outlines, narrative descriptions, operating instructions, software manufacturing instructions and scripts, test specifications and test scripts and supporting documentation, and shall include the tangible media upon which such programs and documentation are recorded, including all corrections, updates, new releases and new versions, translations, modifications, updates, upgrades, substitutions, replacements and other changes to the foregoing.
“Stock Value” has the meaning set forth in Section 3.2.
“Taxes” in the plural and “Tax” in the singular means all federal, state, local and foreign Taxes, including income, employment (including Social Security, withholding and state disability), excise, property, franchise, gross income, real or personal property, ad valorem, sales, use, customs, duties, and other Taxes, fees, assessments or charges of any kind, together with all interest, additions to Tax and penalties relating thereto.
“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Date” has the meaning set forth in Section 11.1.
“Territory” has the meaning set forth in Section 6.3.
“Third-Party Claim” has the meaning set forth in Section 12.3.
“Trading Days” means any day on which the OTC Bulletin Board is open.
“Transfer Taxes” has the meaning set forth in Section 8.3.
“VAR” means a value-added reseller.
“WARN Act” has the meaning set forth in Section 4.25.

EXHIBITS
Exhibit 3.8(B) — Form of Minnesota Office Space Agreement
Exhibit 3.8(C) — Form of Non-Compete Agreements
Exhibit 4.20 — Accredited Investor Questionnaire
SCHEDULES
Schedule 2.1(i) — Assets
Schedule 2.1(ii) — Assumed Contracts
Schedule 2.2 — Other Excluded Assets
Schedule 2.3 — Assumed Liabilities
Schedule 3.6(A) — Earn-Out Payments
Schedule 4.1 — States in which Qualified to do Business
Schedule 4.5 — Governmental Authorizations and Third Party Consents
Schedule 4.8(B) — Leased Real Property
Schedule 4.9(A) — Seller Products
Schedule 4.9(B) — Registered IP
Schedule 4.9(C) — Intellectual Property Rights and Licensed Intellectual Property
Schedule 4.9(D) — Contracts
Schedule 4.9(F)(iv) — Escrow Agreements
Schedule 4.9(F)(vi) — Third Party Payments
Schedule 4.9(G)(iii) — Actions, Filings and Payments
Schedule 4.9(H)(i) — Correspondence
Schedule 4.9(H)(ii) — Correspondence — Predecessor Owner
Schedule 4.9(K)(i) — Notices
Schedule 4.9(O)(i) — Escrow Agreements
Schedule 4.9(O)(ii) — Source Code
Schedule 4.9(P) — Copyleft; Open Source Technology
Schedule 4.9(R) — Domain Names
Schedule 4.10(A) — Limiting Contracts
Schedule 4.10(B) — Consents to Assumed Contracts and Contracts
Schedule 4.12 — Permits
Schedule 4.18 — Brokers
Schedule 4.25(A) — Employee Benefit Plans
Schedule 4.25(D) — Health Care Coverage Employees
Schedule 4.25(E) — Current Employees, Contractors and NASI Employees
Schedule 5.4 — Compliance with Other Instruments and Laws
Schedule 5.5 — Governmental Authorizations and Third Party Consents
Schedule 5.7 — Brokers
Schedule 5.9 — Capitalization